                                  Exhibit 13


                            ROADWAY SERVICES, INC.



                              ANNUAL REPORT 1993

                                   MISSION

Roadway Services, Inc., through its operating companies, is in the business of satisfying customers by meeting their requirements for value added transportation and logistics services, thereby creating value for our shareholders.

bullet We will be quality driven and customer focused in pursuit of this mission. We will be the best there is at the art and science of satisfying the customer.

bullet  We will be efficient in the use of human and other resources.

bullet We will provide our people with a challenging and satisfying work experience.
bullet We will conduct our affairs with integrity as a responsible corporate citizen.




                TABLE OF CONTENTS
Financial Highlights . . . . . . . . . . . . . .  1
To Our Shareholders  . . . . . . . . . . . . . .  2
Review of Operations . . . . . . . . . . . . . .  4
Glossary . . . . . . . . . . . . . . . . . . . . 26
Management's Discussion. . . . . . . . . . . . . 27
Consolidated Financial Statements. . . . . . . . 30
Notes to Consolidated Financial Statements . . . 34
Report of Independent Auditors . . . . . . . . . 39
Historical Data. . . . . . . . . . . . . . . . . 40
Summary of Quarterly Results of Operations . . . 42
Common Stock and Dividends . . . . . . . . . . . 42
Directors and Officers . . . . . . . . . . . . . 43
Corporate Information. . . . . . . . . . . . . . 44


PAPER FORMAT DOCUMENT INSIDE FRONT COVER

                             FINANCIAL HIGHLIGHTS

                                                      1993             1992
                                                  ------------      ----------
                                                     (dollars in thousands,
                                                     except per share data)

Revenue   . . . . . . . . . . . . . . . . . . . . $  4,155,940      $ 3,577,601

Income Before Income Taxes and
Cumulative Effect of Accounting Changes . . . . . $    214,405      $   250,466

Income Before Cumulative Effect of Accounting
Changes . . . . . . . . . . . . . . . . . . . . . $    119,335      $   147,407

Net Income. . . . . . . . . . . . . . . . . . . . $    101,204      $   147,407

Earnings per Share:

  Before Cumulative Effect of Accounting
  Changes . . . . . . . . . . . . . . . . . . . . $       3.02      $      3.73

  Net Income  . . . . . . . . . . . . . . . . . . $       2.56      $      3.73

Cash Dividends Paid per Share . . . . . . . . . . $       1.35      $      1.25

Purchases of Carrier Operating Property . . . . . $    309,560      $   211,073

Long-Term Debt. . . . . . . . . . . . . . . . . . $        -0-      $       -0-

Total Shareholders' Equity  . . . . . . . . . . . $  1,047,151      $ 1,021,360

BAR GRAPH NO. 1

BAR GRAPH NO. 2

PHOTO NO. 1

PAPER FORMAT DOCUMENT PAGE 1

                             TO OUR SHAREHOLDERS
                                                          February 17, 1994
Dear Shareholder:

    Revenue in 1993 was $4,155,940,000 compared with $3,577,601,000 in 1992.
Income for the year, before the cumulative effect of accounting changes, was $119,335,000 or $3.02 per share compared with $147,407,000 or $3.73 per share in 1992. Net income for the year was $101,204,000 or $2.56 per share compared with $147,407,000 or $3.73 per share in 1992. The company adopted new accounting rules in the first quarter regarding the recognition of the costs of providing health care benefits to certain retirees and accounting for deferred income taxes, resulting in a net reduction in after-tax earnings of $.46 per share.

    Results for the year include the revenue and earnings of Coles Express, purchased by the company in June 1992, and Central Freight Lines of Waco, Texas, purchased in April 1993. Revenue and startup losses for Roadway Global Air (RGA), which began operations on September 13, 1993, are also included in this year's results.

    Roadway Express, our largest carrier, contributed $2.3 billion in revenue, a 6.3% increase over 1992. Roadway Express' share of the company's earnings before accounting changes, however, declined from $61.7 million or $1.56 per share in 1992 to $46.8 million or $1.18 per share in 1993.

    Revenue for the year, from all other sources, was $1.8 billion, an increase of 31.6% over 1992, reflecting the acquisitions and startup noted above as well as good growth at existing operations. Earnings for these companies, before accounting changes, were $72.5 million or $1.84 per share in 1993 versus $85.7 million or $2.17 per share in 1992.

    While continuing our historic trend of annual revenue increases, these results reflect a departure from the previous five consecutive years of earnings growth. This decline was principally caused by cost increases associated with the implementation of accelerated service schedules on nearly 40% of Roadway Express' traffic lanes, development costs for information technology, and initial operating losses from the startup of RGA. While these were to be expected and the RGA losses were slightly favorable to its plan, we must be disappointed that the operational challenge of the service acceleration at Roadway was not better met. As well, competitive pressures on pricing significantly limited yield improvement at Roadway, with adverse consequences on earnings. Both of these areas are being addressed with intensity, with improvement noted in the fourth quarter.

    In 1994, Roadway, as well as other carriers, will negotiate a new industry labor contract. The outcome of these negotiations is critical to the future of the unionized portion of the LTL freight industry, including Roadway. A "win win" result, one that helps to assure the long term security of our employees and their company, is possible but will require hard and good faith bargaining on all sides.

    Roadway Services grew and evolved in significant ways in 1993, even though it was not a painless process. We added important capabilities both regionally and globally.

    Extending our service offerings is an essential component of our plan for growing shareholder value. Our customers are increasingly faced in their business with time based competition and expanding geographic markets. We must have capabilities to align with those customer requirements, whether in North America or other continents. It is also important that we bring these new services and products to market without any compromise of our core business competency. Our plan for expansion depends on doing even better what we do well
- - in our core businesses - while leveraging these established strengths to develop new services which are necessary to complement them.

    The first component of this growth model involves the extension of current business offerings to new geographic markets. The initial thrust is to expand our core business opportunities throughout North America. Even with its extensive terminal network, Roadway Express is, nonetheless, expanding by emphasizing service lanes between major metropolitan markets. Roadway Package System (RPS) is continuing its plan to provide service to 100% of the United States population by 1996. RPS opened 40 terminals during 1993 to extend its services to 92% of the U.S. population. In 1994, 47 new facilities are scheduled to open.

    With the addition of Coles in the northeast and Central in the southwest to Viking in the west and Spartan in the south and central states, we now have in place the most comprehensive regional LTL coverage in the United States. Central and Viking are leaders in their markets; Coles and Spartan have substantial growth opportunities. The focus of each of these companies is to deliver overnight and second day service with superior on-time reliability within their respective geographic regions.

    New service initiatives in Canada and Mexico will be facilitated by the North American Free Trade Agreement. Roadway Express has formed an important joint venture with Mexico's Transportes de Nuevo Laredo (TNL) that not only allows for increased transborder business but has opened up the intra-Mexico LTL market as well. RPS, Ltd., RPS' Canadian subsidiary, is growing its coverage significantly in that market, now serving 88% of the Canadian population.

    The second component of geographic expansion is to meet requirements our customers may have for service between their North American base and international destinations. Roadway Express has

PAPER FORMAT DOCUMENT PAGE 2
expanded its NVO offerings, now providing service to Europe, Asia, the Middle East, the Caribbean and South America. A principal reason for the startup of RGA was to extend the reach of our service to major trade centers worldwide, recognizing the increasing needs of our North American customer base for access to foreign markets.

    It has always been the case that the value we produce for our customers is that of time and space utility. Geographic expansion addresses one of these elements; the second component of our growth model addresses the other - time. We will extend the elements of our current services which are defined by transit schedules, through new or existing businesses. Customers in North America and Europe already know that when time is critical, it's time to call Roberts Express for same day or sunrise delivery service. The positioning of our regional group allows us to routinely and dependably deliver shipments the next day. Roadway Express has accelerated service standards by one to two days on several major metropolitan traffic lanes. RGA's service has removed the distance variable from the service equation by providing overnight service throughout the U.S. and to virtually any point in the world in two or three business days.

    A third component has been added to the value of that time and space utility: that of information. The transmission of timely and accurate information through the logistics pipeline has transformed the practice of inventory management. Our Summit Information Systems unit, in conjunction with the information systems groups at our operating companies, are leading "suppliers" of timely and valuable information concerning product flow for our customers. Company investment in information systems and technology was substantial in 1993 and will continue as we strive to meet the expanding needs of our customers in these important areas.

    Logistics is sometimes referred to as the "last frontier" in American business. Many firms do see the logistics function as a source of competitive advantage. As logistics is often not a core competency in many industries, there is a growing tendency towards outsourcing the function to specialists such as our Roadway Logistics Systems (ROLS) unit. ROLS has enjoyed another year of strong growth and continues to develop its resources, while providing a valuable source of insight to the customer's perspective - the point of view which is critical to the long term creation of shareholder value.

    Our intense focus on the customer is quality driven and assisted by technology, but dependent primarily on our most important resource - our people. The delivery of customer satisfaction was manifested in 1993 in a number of ways that have made us proud. Virtually all of our companies gained market share in 1993, perhaps the most important "award." Additionally, 45 individual customer quality awards were given to our operating companies while Viking and Roadway were again recognized as the regional and national "carriers of the year," respectively, by the National Small Shipment Traffic Conference. Driver employees and contractors from our operating companies won four safe driving championships. As well, three outstanding professionals were selected as driver of the year in their respective states and four of our people were named to the prestigious "America's Road Team," the elite group of drivers who are selected by the American Trucking Associations as "ambassadors" to the public. For the first time, your company was named one of America's 25 most admired corporations in the latest FORTUNE magazine survey. These honors as well as the financial results reflected in the pages which follow were produced by a team of people focused on satisfying customers while improving operating efficiencies and with whom we are honored to be associated.

    We hope that it is apparent that significant steps were taken during 1993 to prepare your company to meet the emerging needs of a regional, continental, and global transportation and logistics marketplace. While competitive challenges abound, so do our opportunities for growth.

     Sincerely,

/s/  Joseph M. Clapp                    /s/ Daniel J. Sullivan

     Joseph M. Clapp                        Daniel J. Sullivan
     Chairman & CEO                         President & COO


                              MANAGEMENT CHANGES

Daniel J. Sullivan was elected president and chief operating officer, effective January 1, 1994. Sullivan previously served as senior vice president of the company and was responsible for the national carrier group which includes Roadway Express, Roadway Package System and Roadway Global Air. He is also a director.

    Concurrently, Joseph M. Clapp, formerly chairman and president, was named chairman and chief executive officer. Douglas A. Wilson, senior vice president-finance and planning, was designated chief financial officer. John
P. Chandler was elected treasurer in addition to his position of vice president-administration. Michael Newton retired as treasurer.

PAPER FORMAT DOCUMENT PAGE 3

ROADWAY

PHOTO NO. 2

Revenue for Roadway Express grew 6.3% to $2.3 billion in 1993, on a 5.4% tonnage increase. Operating income declined to $82.6 million from $99.7 million in 1992, as operating costs rose 7.4%.

    Productivity was adversely affected by the implementation during the first quarter of accelerated transit schedules on nearly 40% of the company's traffic lanes. Persistent yield pressures also impacted the company's financial results for the year. Productivity and meaningful revenue yield improvements continue to receive primary management attention.

    In addition to accelerating service schedules to many destinations, Roadway expanded its international service offerings, brought new service "products" to market, deployed new technology and continued its quality journey.

    In 1993, Roadway and a Mexican motor carrier, Transportes de Nuevo Laredo
(TNL), formed a joint venture, TNL-Roadway, to provide expanded LTL coverage and enhanced customer service for U.S., Canadian and Mexican shippers. The company operates out of terminals in Nuevo Laredo, Mexico City, Monterrey and Guadalajara, Mexico. Expansion to additional interior points is planned for 1994. TNL-Roadway assumed the operations of Roadway Bodegas y Consolidacion, a subsidiary formed by Roadway in 1990 to provide international LTL freight services between the U.S., Mexico and Canada.

    The distribution of freight in Canada is handled by Roadway Express (Canada), Inc., which provides a single-system freight service between the U.S. and seven provinces.

    Roadway expanded its capabilities to meet its North American-based customers' needs for service to international destinations. In 1993, the company began offering direct, weekly, less-than-containerload (LCL) door-to-port service to seven Middle Eastern countries, including Bahrain, Iran, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates. Roadway also began export services to Latin America and the Eastern Caribbean during 1993. These international services are in addition to export services to

PHOTO NO. 3

PAPER FORMAT DOCUMENT PAGE 4

PHOTO NO. 4

                    NORTH AMERICAN LTL NETWORK OPERATIONS

21 countries in Europe and Western Europe and 12 countries in the Pacific Rim, including Australia and New Zealand.

    Technology enhancements were deployed in 1993. In February, Roadway announced improvements to QUIKTRAK, its automated shipment tracing system. These changes make Roadway's offering, the most complete shipment status information in the industry, available to customers via telephone or personal computer. QUIKTRAK now provides more current and detailed delivery status information, including tender date and appointment information. Also in February, Roadway introduced E(Bullet)Z RATE Plus, a personal computer-based shipment rating system especially designed for customers who require more than freight rates. E(Bullet)Z RATE Plus allows shippers and consignees to audit shipments and generate rate tables with very few keystrokes, stores multiple sets of discounts and other pricing information, and provides rates to Canada with currency conversion. The new system also provides Roadway's transit times between points and indicates whether points are served by Roadway Express directly or through a connecting carrier.

    Also in 1993, Roadway established Core Restore, a new service designed for the motor vehicle industry, which provides a fully integrated system for managing the return of warranty, defective, rebuildable or remanufacturable motor vehicle parts. Core Restore facilities in Columbus, Ohio and Salt Lake City, Utah inspect and warehouse these products for shipment to customer locations.

ROADWAY

PAPER FORMAT DOCUMENT PAGE 5

ROADWAY

PHOTO NO. 5

    Roadway began operations in December of a new state-of-the-art consolidation facility at its Winston-Salem, North Carolina breakbulk. The facility employs the most innovative materials handling systems and technology ever used in the LTL industry. Freight moves through the consolidation/distribution center more quickly, speeding transit, while less manual handling of freight reduces the risk of damage. Accurate, customized sortation maintains shipment integrity.

    Roadway strives to differentiate its service from competing motor carriers by achieving unparalleled customer satisfaction. To that end, the company employs the principles of total quality management (TQM). Roadway continued to invest in quality training for more than 25,000 employees. TQM has become the framework for managing the business and underlies the way Roadway employees deal with each other and customers.

    As a part of its continuous improvement process, Roadway realigned its sales structure in October 1993. This change optimizes the use of full-time, dedicated sales and telemarketing representatives to provide more consistent and professional sales representation. The removal of day-to-day sales management and account development responsibilities from terminal managers allows them to fully concentrate their efforts on building better operational services and efficiencies for Roadway customers.

    Roadway's quality achievement efforts were again recognized in 1993 as the company became the first five-time winner of the national "Carrier of the Year" award from the National Small Shipment Traffic Conference, the only such industrywide award given. Roadway also received 18 customer quality awards.

    Safety is a primary focus of Roadway Express. During 1993, Roadway Express drivers performed with an intercity accident frequency of 599,290 miles per accident, a decline of 2.6% from the prior year's performance. For the tenth consecutive year, Roadway pickup and delivery drivers won first place honors at the American Trucking Associations (ATA) National Truck & Industry Safety Contest. In June 1993, Mark Johnson, director of safety and hazardous materials services for Roadway, was elected chairman of the board of directors of the Hazardous Materials Advisory Council in Washington, D.C. The Council is an international organization devoted to promoting safety in

PHOTO NO. 6

PAPER FORMAT DOCUMENT PAGE 6

PHOTO NO. 7

                    NORTH AMERICAN LTL NETWORK OPERATIONS
the domestic and international transportation and handling of hazardous materials.

    Roadway was accepted as a Responsible Care registered trademark Partner by the Chemical Manufacturers Association. The Roadway-CMA partnership commits Roadway to a series of rigorous processes designed to assure the safe transport of chemical products.

    For the second consecutive year, Roadway is represented by two drivers on 1994's "America's Road Team." Anthony J. Gemma, a pickup and delivery driver in Philadelphia, and Clifford Williams, an intercity driver from Rossville, Georgia, were selected by the ATA to serve on the prestigious Road Team. The team consists of outstanding drivers from across the country who represent the industry and promote safe driving nationwide. In 1993, Roadway formed the "Corporate Road Team" comprised of former "America's Road Team" members from the company. In addition, six "District Road Teams" were formed. The mission of these teams is to create public awareness of ways to safely share the road and to help inform the public about Roadway and the motor carrier industry.

    In 1993, Roadway continued to support the Senior PGA (Professional Golf Association) in an effort to provide dental care to needy children by transporting a trailer which has been converted to a mobile dental clinic to 21 tournament site cities during 1994.

    Roadway's theme for 1994 is "Foundation for the Future." The foundations of the plan are improving yield, achieving operational excellence and improving cost structure. The concrete for the foundation is an obsessive commitment to satisfy customers - both internal and external. In 1994, Roadway will reinforce its total commitment to customer and employee satisfaction.

ROADWAY

PAPER FORMAT DOCUMENT PAGE 7

ROADWAY PACKAGE SYSTEM

PHOTO NO. 8

Roadway Package System (RPS), which began operations in 1985, enjoyed another year of significant growth in 1993, exceeding $1 billion in annual revenue and again improving profits. The company continued to penetrate its traditional ground market while expanding its second day air, "multiweight" and Canadian small package markets.

    RPS serves the small package market, offering shippers efficient, responsive second through fifth day service for packages weighing up to 150 pounds, focusing primarily on the business to business segment. RPS also offers second day air service systemwide and deferred air service to Alaska, Hawaii, Mexico and Puerto Rico. In addition, the company provides overnight ground service in selected markets.

    During 1993, RPS opened 40 terminals, increasing the company's network to 271 facilities in North America. The operation is supported by 21 hubs - 18 in the U.S. and three in Canada. This expansion brought RPS' service to 92% of the U.S. and 88% of the Canadian population, respectively. In 1994, RPS plans to open 47 additional facilities, extending geographic coverage in accordance with its commitment to serve 100% of the U.S. by 1996.

    During 1993, RPS also opened two new automated hubs, in Charlotte, North Carolina and Atlanta, Georgia, utilizing state-of-the-art material handling systems. The new hubs now scan barcode labels on the top, sides, and front of each package, improving the quality of the sortation process. These systems have improved sortation efficiency and accuracy, while minimizing the potential for damage to packages.

    RPS understands that its business is as much information delivery as package delivery. Accordingly, the company continued to utilize technology to improve and expedite the transfer of information to the customer. Proofs of Delivery (P.O.D.s) transmitted by fax to customers from the RPS central imaging

PHOTO NO. 9

PAPER FORMAT DOCUMENT PAGE 8

PHOTO NO. 10

                           SMALL PACKAGE SHIPMENTS

system rose to over 65% of all requests during the last year. Additionally, the company introduced Auto P.O.D. in 1993, a premium service designed for customers who require a proof of delivery on every package, such as pharmaceutical and specialty goods suppliers.

    RPS customers may now receive "real time" confirmation of delivery status by means of on-van communications introduced in 1993. The new system, integrated with the STAR SYSTEM registered trademark portable scanner and on-board micro computer, is connected via a nationwide cellular network to the RPS package tracing system. This latest RPS innovation allows small package shippers to access information on every ground and air shipment at no additional charge. Also available is a new version of RPS ACCESS service mark, the company's pc-based EDI product, which is designed to operate both on local area networks and stand-alone personal computers. Both products give RPS customers quicker access to better information.

    RPS also introduced RPS MULTISHIP service mark in 1993, a multi-carrier, pc-based parcel processing system. Developed to RPS' specifications, MULTISHIP service mark enables RPS customers to save time on package preparation, simplify data management, stay up-to-date on shipping charges and provide answers to their customers' questions. MULTISHIP service mark performs a variety of functions,

ROADWAY PACKAGE SYSTEM

PAPER FORMAT DOCUMENT PAGE 9

ROADWAY PACKAGE SYSTEM

PHOTO NO. 11

including weighing and rating packages electronically, generating shipment information and reports, printing combination address and barcode labels on demand, retrieving package information and supporting an EDI link to RPS. The system is designed to grow with a customer's business.

    RPSAIR, the company's satisfaction guaranteed second-day air product, experienced substantial growth in 1993. RPS now utilizes Roadway Services' newest operating company, Roadway Global Air (RGA), to provide lift in a number of RPSAIR service lanes. RPS also launched interisland air service in Hawaii during 1993.

    In 1993, RPS introduced a new service to Mexico, offering both expedited and deferred air options. This new service is available from all RPS U.S. domestic points to the Guadalajara, Mexico City and Monterrey metropolitan areas and is delivered by TNL-Roadway, Roadway Express' Mexican joint venture.

    RPS, Ltd., the company's Canadian subsidiary, completed its first year of operation in August 1993. The company serves Canada through 12 terminals, including three hubs. Volume from both the domestic and northbound cross-border markets increased substantially from 1992.

    RPS was the recipient of several awards in 1993, among them the Westinghouse Gold Carrier Quality Award and Dunlop Tire Corp.'s Best Premium Service Carrier Award. In 1993, the American Trucking Associations (ATA) again recognized RPS as the nation's safest fleet in its linehaul mileage class for the 1992 frequency of 735,294 miles per accident.

PHOTO NO. 12

PAPER FORMAT DOCUMENT PAGE 10

PHOTO NO. 13

                           SMALL PACKAGE SHIPMENTS

In 1993, RPS P&D contractors achieved a new company safety record, operating 4,690 hours between accidents. In addition, Fred Case, an RPS contractor, was selected for the prestigious ATA "America's Road Team."

    RPS continues to integrate the Quality Process into all levels of the organization. In 1993, all employees and contractors received additional Quality Awareness Training. Numerous quality teams were active, both at headquarters and in the field. The company also participated in intercompany quality initiatives with a number of suppliers and customers, including Hallmark, 3M and Oshkosh B'Gosh.

    Ground was broken for the company's new corporate headquarters and data center in August. The 300,000 square foot facility will be located in suburban Pittsburgh. RPS will begin to occupy the new facility in early 1995, with full occupancy expected by the end of that year.

ROADWAY PACKAGE SYSTEM

PAPER FORMAT DOCUMENT PAGE 11

ROADWAY GLOBAL AIR

PHOTO NO. 14

Roadway Global Air (RGA) commenced service on September 13, 1993 as the newest Roadway Services operating company. RGA's market entrance satisfies another dimension of the time and distance matrix for our customers and meets their growing requirements for time sensitive transportation.

    RGA, headquartered in Indianapolis, Indiana, is an integrated air carrier specializing in heavy weight air cargo, defined as shipments weighing 25 pounds or more. The company is dedicated to providing leadership in the air cargo business through the use of technology and talented professionals. The company has built an efficient air transportation network, served by a dedicated fleet of Boeing 727s, McDonnell-Douglas DC-9s and Convair 600s operated under contract to RGA and supported by an extensive ground transportation system. This network is complemented by a state-of-the-art information system platform, encompassing real time door-to-door tracking; proactive shipment tracking and exception notification; immediate proof of delivery services; and global electronic data interchange (EDI) non-proprietary systems.

    RGA offers a full range of time-definite services, including overnight, next morning and next afternoon, second day and third day. Global schedules provided include premium and standard services.

    RGA opened with 51 air logistics centers (ALCs) operating in North America, Europe and the Pacific region. At the heart of the worldwide network is a dedicated air hub located in Terre Haute, Indiana. In response to the growing demand for RGA's services, 26 ALCs will open in the second quarter of 1994. This expansion represents a growth of 50% in worldwide locations and will allow RGA to provide an increased number of next morning and international priority service points.

    Ground operations for RGA are handled by contractors and agents. Contractors are based in all ALC locations, while agents are utilized in smaller cities and to service remote delivery areas. Contractors and agents throughout the world perform dock handling, traditional pickup and delivery functions, and airport drop and recovery.

PHOTO NO. 15

PAPER FORMAT DOCUMENT PAGE 12

PHOTO NO. 16

                             WORLDWIDE AIR CARGO

    RGA has brought to the market unmatched value-added features and customer information systems capabilities. Advanced technology provides customers with "real time" shipment information concerning their critical shipments, while supporting significant operating efficiencies. The heart of the system is the DDA service mark, or driver's digital assistant, a handheld computer used to transmit "real time" shipment information across a wireless data network for use in customer service and field operations. Detailed shipment data is captured by the driver through the DDA service mark barcode scanning and data entry functions. In addition, pickup requests and routing changes are transmitted to and from RGA's central operations to ensure accurate information and prompt service.

    RGA has developed another advanced use of technology with its RGA
ACCESS service mark electronic data interchange software. This user-friendly EDI program meets a wide variety of needs for shipment information. The system can be linked directly through the customer's personal computer. No proprietary hardware or extensive training is necessary. In addition to traditional EDI capabilities, RGA ACCESS service mark offers "real time" shipment tracing, on-screen proof of delivery and shipment exception notification.

    In 1994, RGA will continue its new product development. Expanded RGA ACCESS service mark capabilities will include international documentation reference, service availability, and pricing, billing and claims resources. An automated shipment processing system has been developed and will be implemented in early 1994, allowing customers to prepare shipping documentation, print barcodes and labels, and transmit pickup requests automatically. An automated voice response unit will be activated for enhanced 24-hour customer service information. Additionally, RGA will enhance customer satisfaction by developing specialized products such as charter service to meet unique shipping needs.

ROADWAY GLOBAL AIR


PAPER FORMAT DOCUMENT PAGE 13

VIKING FREIGHT SYSTEM, INC.

PHOTO NO. 17

Viking Freight System is the leading regional carrier in the 11-state region of the western United States. While the economic recovery that much of the country began to experience in 1993 eluded most of the west, Viking's home state of California remained particularly hard hit. Nonetheless, through a combination of outstanding service and capitalizing on market opportunities, Viking recorded impressive results. Revenue increased nearly 7%, fueled by substantial growth in the second half of the year, and operating income rose over 22%. Contributing to the results were a successful yield improvement program and improved productivity.

    In terms of customer service, Viking had a record year with over 2.6 million shipments carried, on-time performance of 99.1% and a claims expense ratio of 0.72% of revenue.

    Viking's customers acknowledged this performance by recognizing Viking with a number of awards, among them the fifth consecutive on-time service award from Target Stores; the third consecutive LTL "Carrier of the Year" award from both Merck and Glaxo; recognition as a 1993 "Quality Carrier" in DISTRIBUTION MAGAZINE's annual survey; and Regional LTL "Carrier of the Year" by the National Small Shipment Traffic Conference for the second consecutive year.

    Viking's EZTDBW (easy to do business with) philosophy, IQ (individual quality process) and VPEP (performance earnings program) all support these recognized achievements in customer and personnel satisfaction. At the center of these philosophies is Viking's real strength: its regard for the employee supported by face-to-face communication, involvement, recognition, reward and appreciation, the factors which have earned Viking recognition as one of America's best places to work.

    Another example of Viking's commitment to the training and development of its people is Viking University. The in-house program, which is available to all levels of Viking's employees, consists of workshops and courses designed to strengthen and develop personal and professional skills needed to continually exceed customer needs and expectations.

PHOTO NO. 18

PAPER FORMAT DOCUMENT PAGE 14

PHOTO NO. 19

                             REGIONAL OPERATIONS
    Viking continued to be a leader in technological innovations. The driver handheld micro computers introduced in 1992 were implemented systemwide in 1993, providing more timely and accurate shipment data for Viking's customers and operations. Additionally, an image processing system came on-line, making document requests much easier and timely for those who require them. Fax Manifest, which provides current information on shipments en-route, continued as the company's most popular product with customers.

    In 1994, Viking will face the challenges of sustaining its growth in a sluggish California economy while facing competitor expansion to the northern and eastern boundaries of its existing territory.

VIKING FREIGHT SYSTEM, INC.

PAPER FORMAT DOCUMENT PAGE 15

CENTRAL FREIGHT LINES, INC.

PHOTO NO. 20

In 1993, Roadway Services once again staked a major presence in the regional LTL market, this time in the southwest and in Texas through the acquisition of Central Freight Lines Inc. Central joined the Roadway family of carriers in April after a vote by the company's employee shareholders. Despite increased competition from liberalization of regulation in Central's home state of Texas, the company enjoyed record revenue in 1993 and one of its best earnings performances in recent years.

    Central is one of the nation's largest regional LTL carriers and is the largest intrastate carrier in Texas. Established in 1925, the company provides next day LTL interstate freight transportation to more than 4,000 cities and towns in Arkansas, Louisiana, New Mexico, Oklahoma, Tennessee and Texas. Service to Mexico is available through TNL-Roadway, Roadway Express' joint venture. The 75 terminals in the Central system handle more than 3.5 million shipments per year. More terminals will open in 1994.

    The company's Dallas hub, which has 525 doors, is the world's largest freight terminal owned and operated by a single motor carrier. The hub handles an average of 6.4 million pounds of freight each day.

    At the heart of Central's success is its people. To support the company's continued growth, in 1993 Central introduced two development programs: "Central 2000: Our Business Is People," which encourages employees at all levels of the company to embrace new ideas and philosophies for the development of effective leaders; and "Team 2000: Team Based Continuous Improvement," relying on teams of people at Central that are involved in all aspects of the company's business to bring about continuous improvements that are vital during any period of growth.

    Central prides itself on customer service supported by information and transportation technology applications, which has distinguished Central, the regional carrier group and Roadway Services. In 1994, Central drivers will be equipped with handheld computers to further enhance customer

PHOTO NO. 21

PAPER FORMAT DOCUMENT PAGE 16

PHOTO NO. 22

                             REGIONAL OPERATIONS

information services and operating efficiencies.

    Central's pickup and delivery drivers are essential to customer service. Customers recognize Central drivers who provide them with exceptional service throughout the year and participate in the Customer-Selected Driver/Salesman of the Month program. Central's commitment to safety is reflected in the company's safety record of 478,512 miles between accidents and in the accomplishments of intercity drivers such as Durwood Moon of Holland, Texas. Moon was named Texas Driver of the Year, having driven more than four million miles without an accident or lost-time injury in his 35 years of service. In addition, Larry Springer, a driver also from the Holland, Texas terminal, with 20 years and two million safe miles of experience, was appointed to the 1994 "America's Road Team."

    Central Freight Lines has a proud past, but its focus is on the future. Central is committed to embracing continued growth, innovation, change and diversity throughout 1994, while delivering superior satisfaction to its customers.

CENTRAL FREIGHT LINES, INC.

PAPER FORMAT PAGE 17

SPARTAN EXPRESS, INC.

PHOTO NO. 23

Covering the southeast and central portions of the United States is Spartan Express, a regional carrier offering service throughout 18 states through its two divisions - Spartan South and Spartan Central.

    Spartan South, headquartered in Greer, South Carolina, offers 24- to 48-hour service to its customers through 42 terminals in 10 states. This division opened eight new facilities in 1993 in Alabama, Florida, Maryland and North Carolina. The new facilities in Baltimore and Hagerstown, Maryland allow Spartan to serve 100% of that state and the new terminal added in Kinston, North Carolina provides more complete coverage in the eastern part of that state. In September, weekly, door-to-door, LTL service was initiated to Puerto Rico through the Port of Jacksonville.

    Spartan Central provides 24- to 48-hour intrastate and interstate services to eight states in the Midwest region, utilizing 22 terminals. In 1993, the division opened a new terminal in Mansfield, Ohio and will open terminals in Dayton, Ohio and Minneapolis/St. Paul, Minnesota in April 1994. Spartan Central's three largest terminals, Chicago, Cincinnati and Cleveland, have been using the Automated Dispatch Management System, a computerized information system that aids in the dispatch process and allows Spartan to gather customer information more efficiently. Three more terminals are expected to be using the system in 1994.

    In 1993, both Spartan divisions benefited from the addition of Spartan Image Management System (SIMS), an image processing system that works in conjunction with the company's electronic data interchange (EDI) technology. SIMS is a document storage and retrieval system which allows for immediate access to shipping documents, including proof of delivery and bills of lading, by reading barcode

PHOTO NO. 24

PAPER FORMAT DOCUMENT PAGE 18

PHOTO NO. 25

                             REGIONAL OPERATIONS

information from original documents. This system addresses a significant demand for shipment documentation integration in supply chain transaction processing.

    Tom Dobb, who previously managed Roadway Express' Greenville, South Carolina and Toledo, Ohio districts, was appointed president of Spartan South during 1993.

SPARTAN EXPRESS, INC. CENTRAL

PAPER FORMAT DOCUMENT PAGE 19

COLES EXPRESS INC.

PHOTO NO. 26

As New England's oldest carrier, Coles Express is also becoming one of the fastest growing companies in the region. Coles, founded in 1917, began 1993 with seven terminals in the New England states. By the end of the year, the company opened eight additional terminals throughout New England and in the Mid-Atlantic states.

    Coles provides 24- to 48-hour delivery services to customers in Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont through 15 terminals. In 1993, Coles expanded to Albany and Long Island, New York; Elizabeth, New Jersey; Philadelphia, Pennsylvania; and Baltimore, Maryland. This growth, made possible by Coles' established reputation for superior service, more than doubled the number of shipments handled in 1993.

    In August, Coles implemented new information systems which provide customers several new services, including computer-generated Fax Manifest by 8:00 a.m. and "Easy Access," a full range of EDI products. The new systems place Coles in the forefront of meeting the vital information needs of customers throughout the northeastern region of the United States. An automated rating system implemented during the year has enhanced accuracy and efficiency and provided improved billing services to customers.

    New graphics were introduced on Coles' vehicles in 1993 as the company's traditional orange and white colors were transformed into a "family resemblance" with other members of the regional carrier group. The

PHOTO NO. 27

PAPER FORMAT DOCUMENT PAGE 20

PHOTO NO. 28

                             REGIONAL OPERATIONS

design is consistent with the group's common standard of excellence. In addition, the company nearly doubled its tractor fleet during 1993, with substantial equipment purchases being made in 1994 as well to support Coles' continued growth.

    Coles' 1994 plans include the opening of 12 new terminals in New York and Pennsylvania to complete its Middle Atlantic coverage.

COLES EXPRESS INC.

PAPER FORMAT DOCUMENT PAGE 21

ROBERTS EXPRESS

PHOTO NO. 29

Roberts Express concluded another successful year with record revenue and profit growth. The world's largest surface expedited carrier specializes in the transportation of critical and emergency shipments or those which are fragile, valuable, require security provisions, special handling, customized equipment or full-range temperature control. Roberts also provides CharterAir service, with arrangements for both air charter service and ground transportation to and from an airport, in the event a customer's needs cannot be met with surface transportation.

    Roberts' ability to respond quickly to a customer's needs is attributable, in part, to its two-way satellite communications system. "Customer Link" allows the company to complete its dispatch process within a 10-minute window during which time a shipment is matched to one of five truck sizes, an available driver is selected from across 146 express centers and an immediate pickup is scheduled.

    Roberts has the distinction of being the first carrier to use satellite communications in both North America and Europe. Roberts Express Europe has equipment in Belgium, France, Germany, Luxembourg and The Netherlands and was recently granted authority in France and Northern Italy. In 1993, the European subsidiary was awarded the International Standards Organization (ISO) 9002 certification. The standards measure company policies and procedures, assuring that they match quality norms and the company's stated claims. Certification is required by many customers who seek to do international business in the European common market.

    The White Glove Services division of Roberts was established as an alternative to van lines or other specialized carriers for several markets which require special care and handling. "Temp-Assure," a full range temperature-controlled service specializing in the transportation of products which require protection from heat and cold, experienced rapid growth in 1993.

PHOTO NO. 30

PAPER FORMAT DOCUMENT PAGE 22

PHOTO NO. 31

                              CRITICAL SHIPMENTS

    In 1993, self directed work teams - known at Roberts as Customer Assistance Teams - were fully implemented. The teams, which have accomplished impressive productivity improvements, are responsible for the entire process of serving the customer, including meeting requests for service, dispatch, highway control and safety. Team members are linked by networked computers, allowing them to communicate easily with customers and track the progress of each shipment.

    In 1993, Roberts completed the expansion of its Akron headquarters. The addition was necessary to accommodate present and future business growth.

ROBERTS EXPRESS
PAPER FORMAT DOCUMENT PAGE 23

ROADWAY LOGISTICS SYSTEMS

PHOTO NO. 32

Roadway Logistics Systems, better known as ROLS, continued to grow its customer base, resulting in revenue which significantly increased from 1992 and exceeded goals.

    ROLS provides a range of contract logistics services that enhance its customers' competitive positions. The company designs, implements and manages integrated logistics systems, utilizing its expertise in information technology, operations management, transportation management and support services. The company provides personnel on-site to manage a customer's logistics operations, blending facility management, transportation management and information management to produce superior logistics results.

    ROLS serves a diverse customer base, including manufacturers and distributors of automotive, high technology, industrial and consumer products. The company provides a variety of value-added services, including: just-in-time logistics programs; integrated transportation management programs; contract warehouse services; production subassembly and sequencing support; finished goods distribution; ROLS Rite Routing System; returnable container management; and business process reengineering.

    In 1993, ROLS implemented a new computer platform and devoted substantial resources to enhancing its customer/carrier information integration capabilities. These systems, which are under continuing development, have potential for utilization by other Roadway Services operating companies as well.

    In 1993, ROLS received the fifth annual "Excellence in Logistics" Award from its customer, Libbey-Owens-Ford (LOF). ROLS has been providing logistics services for LOF since 1991. ROLS' service advantage is its Rite Routing System, a technology-based single source logistics system dedicated to managing all of LOF's transportation needs. The system manages seven modes of transportation for LOF, including longhaul, regional and

PHOTO NO. 33

PAPER FORMAT DOCUMENT PAGE 24

PHOTO NO. 34

                              CONTRACT LOGISTICS

intrastate LTL, small parcel, expedited service, express air freight and heavy weight air freight from ROLS' Akron Rite Routing Center.

    The contract services division of ROLS includes ROLS Dedicated Transportation (RDT) and Pivot Systems, which provide carriage and related logistical support to the automotive industry; Warehouse Services, a provider of consolidation and warehousing services, all in conjunction with related transportation services; and MediQuik Express, a supplier of specialty services targeted to the unique needs of the pharmaceutical and health care industries. MediQuik provides high security, time-definite, temperature-controlled services to its customers utilizing specialized personnel and equipment. MediQuik also became a supplier of refrigerated LTL route services to the blood plasma industry after purchasing the assets of Bio-Med-Hu, Inc. in late 1992.

    Five years ago, in 1989, ROLS was the first logistics service company established by a major LTL transportation company. It continues to evolve as a "hands on," quality-driven provider of superior logistics support to firms seeking to outsource non-core business functions.

ROADWAY LOGISTICS SYSTEMS
PAPER FORMAT DOCUMENT PAGE 25

                                   GLOSSARY

ACCESS service mark: An EDI system that links a customer computer with the RPS computer system for call tags, P.O.D.s and tracing.

AIR LOGISTICS CENTERS (ALCS): A facility in the Roadway Global Air system which consolidates, sorts and processes inbound and outbound air cargo.

AUTO P.O.D.: An RPS barcode label system that automatically sends proof of deliveries (P.O.D.s) to the customer after the package is delivered.

BREAKBULK: Consolidation and distribution center; a facility in the Roadway system which unloads and consolidates shipments received from its satellites as well as from other breakbulks.

CUSTOMER LINK: A two-way satellite communications system which enhances Roberts Express' ability to respond quickly and accurately to customer demands. The satellite equipment allows Roberts to complete its dispatch process within a 10-minute window during which time a shipment is matched to one of five truck sizes, an available driver is selected, and an immediate pickup is scheduled.

EASY ACCESS: A software product developed and designed to assist customers in all areas of traffic management.

ELECTRONIC DATA INTERCHANGE (EDI): The exchange of information between one computer and another in a format or language that is understood by both the sender and receiver.

EbulletZ RATE registered trademark PLUS: A pc-based rating system that provides Roadway customers with shipment charges, rate tables and discounts, pricing and other rate information in a format chosen by the customer.

FAX MANIFEST: An intransit shipment report which is faxed to customers on a daily basis. It is a daily manifest showing all open shipments, freight location, and shipment status for each customer.

GENERAL FREIGHT: All commodities except household goods, refrigerated goods, bulk commodities or commodities requiring specialized equipment (i.e., heavy machinery trailers or armored trucks).

JUST-IN-TIME: A distribution and materials handling system which keeps inventory levels to a minimum by ordering and delivering supplies only as needed.

LESS-THAN-TRUCKLOAD (LTL): Shipments weighing less than 10,000 pounds each. Many LTL shipments weigh less than 500 pounds; most are below 1,000 pounds.

LOGISTICS: The integrated system of managing, planning, allocating and controlling financial, physical and human resources committed to physical distribution, manufacturing support and purchasing operations.

LONG HAUL: The movement of freight requiring three or more days.

OUTSOURCING: Contracting a function or operation that was previously performed internally to a company that specializes in the desired service.

QUALITY: "Meeting the requirements." To have quality, three things must happen. First, the customer must understand and accurately define the requirements. Second, the customer must clearly communicate the requirements to the suppliers. Third, the supplier must understand and be able to meet the requirements.

QUIKTRAK registered trademark: An automated shipment tracking system which advises the exact location and current status of a shipment within the Roadway system via telephone or personal computer.

REGIONAL CARRIER: A carrier serving customers within a specific geographic region of the country, usually within a distance which can be served overnight or in two days.


SELF DIRECTED WORK TEAMS: The process of empowering team members at all levels of the organization. The purpose of the program is to allow employees to participate in shared decision making in areas where supervisors or managers previously made the decisions.

SHIPMENT INTEGRITY: When all parts of a multi-piece shipment are tracked and presented together for delivery.

SHORT HAUL: The movement of freight requiring two days or less.

STAR SYSTEM registered trademark: A handheld unit used to scan all RPS package barcodes upon delivery and to record the consignee's name.

TEMP-ASSURE: A full range temperature-controlled service provided by Roberts specializing in the transport of chemicals, industrial and medical products and electronic equipment.

TIME-DEFINITE/CRITICAL SHIPMENTS: Shipments usually of an expedited nature and for which a commitment has been made for delivery at a specific time.

TRUCKLOAD: Shipments weighing 10,000 pounds or more.

PHOTO NO. 35

PAPER FORMAT DOCUMENT AGE 26

                MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS - 1993 VS. 1992

    Consolidated revenue for 1993 increased $578,339,000 or 16.2% over 1992 levels. Accounting for $177,216,000 of the increase was the inclusion of Central Freight Lines (Central) which was acquired by the company on April 6, 1993. At Roadway Express, the company's largest operating company, revenue increased by 6.3% over prior year levels. Tonnage at Roadway Express increased 5.4%, including an increase of 5.9% in less-than-truckload (LTL) tons. Due to continued competitive pressures, freight rates at Roadway Express increased only slightly in 1993 resulting in revenue per ton only 0.9% above 1992 levels. LTL revenue per ton at Roadway Express increased only 0.5%. Excluding Central and Roadway Express, 1993 revenue from the company's other operations increased over 1992 levels by 18.9%. The largest share of this growth was attributable to Roadway Package System (RPS), the company's small package carrier, due to package volume growth and, to a lesser extent, an increase in the average revenue per package.

    Operating expenses in 1993 increased $610,710,000 or 18.3% over 1992 levels. Central accounted for $163,822,000 of the increase. In addition to the impact on operating expenses of higher volume levels, Roadway Express incurred higher compensation costs under the current industry labor contract which included wage and benefit increases of 3.4% effective April 1, 1993. Productivity decreased at Roadway Express during the first quarter due to the implementation of faster transit schedules on many traffic lanes. Increasing productivity remains a primary focus along with other measures to reduce operating expenses and realize meaningful revenue yield improvements. Fuel prices in 1993, on a per gallon basis, averaged 2.1% above 1992 levels. Fuel prices increased in the second half of 1993 in response to federally mandated reductions in diesel fuel sulfur levels and federal fuel tax increases of $.043 per gallon effective October 1. Also affecting 1993 operating expenses were increases of $18.7 million in pension plan expenses for employees not subject to labor contracts and $7.0 million in retiree medical expenses. As discussed in Note E to the consolidated financial statements, the increase in pension expense resulted from plan amendments to increase benefits and from changes in actuarial assumptions. Actuarial assumption changes are anticipated to increase pension expense again in 1994 by approximately $3 million. Retiree medical expenses increased due to the accounting change discussed below, and to a lesser degree from the inclusion of Central's operations since its acquisition. Purchased transportation increased 24.7% in 1993 reflecting increased business levels at RPS and Roberts Express (Roberts), the company's expedited shipment carrier. Purchased transportation in 1993 also increased at Roadway Express where shipments to foreign markets increased, and due to the September 13 startup of Roadway Global Air (RGA) which utilizes independent contractors and commercial carriers for its air and ground transportation services. Greater than normal expenditures for technology and systems development also occurred in 1993 in order to meet emerging needs of shippers.

    The company's operating income as a percentage of revenue, the operating margin, was 4.9% in 1993, a substantial drop from 6.6% in 1992. As a result, operating income declined by $32,371,000, primarily due to the performance at Roadway Express, our long haul LTL carrier that operates in a fiercely competitive and mature market, and the expected startup losses at RGA, our new air cargo carrier. The company's other operations provided a net gain in operating income, led by RPS, even with its startup losses at RPS, Ltd. in Canada, along with Roberts and regional carrier Viking Freight, and the inclusion of Central since its acquisition.

    Other income-net declined in 1993 as compared to 1992 levels. The decline was attributable to lower investment levels due to the purchase of Central in early April, increased purchases of carrier operating property, lower cash generated from operations and lower interest rates as compared to 1992.

    The increase in the effective income tax rate from 41.1% in 1992 to 44.3% in 1993 resulted primarily from the increase, effective January 1, 1993, in the statutory federal rate to 35%, and increases in state taxes. Contributing to the increase to a smaller degree are startup losses at RGA and RPS, Ltd. in state or foreign tax jurisdictions for which no current tax benefit is available. The effective rate is expected to rise in 1994 due to these and other factors.

    As discussed in Notes D and E to the consolidated financial statements, the company recorded the cumulative effect of two accounting changes in the first quarter of 1993 which resulted in a net charge to first quarter 1993 earnings of $18,131,000, or $0.46 per share. By adopting Financial Accounting

PAPER FORMAT DOCUMENT PAGE 27

Standards Board (FASB) Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," the company recognized the entire December 31, 1992 accumulated postretirement benefit obligation of $38,496,000 ($23,867,000 after tax) as a charge to earnings and, as discussed above, also increased the 1993 provision for retiree medical costs to recognize anticipated costs of benefits during eligible service with the company. Also adopted by the company in 1993 was FASB Statement No. 109, "Accounting For Income Taxes," which resulted in an increase in first quarter earnings of $5,736,000. Under FASB Statement No. 109, the company now recognizes deferred tax liabilities and assets on the liability method whereby such amounts are adjusted and earnings are affected in the periods when changes in tax rates are legislated. Previously, the company recorded deferred taxes at the rates in effect when timing differences arose and no adjustments were recorded for subsequent tax rate changes.

    Income before the cumulative effect of accounting changes dropped $0.71 per share from 1992 levels. Increases at Roberts Express, RPS and Viking, together with the positive contribution from newly acquired Central, only partially offset the decline.

RESULTS OF OPERATIONS - 1992 VS. 1991

    Revenue for 1992 was up 12.6% over 1991 levels, including an increase of 6.0% at Roadway Express. Tonnage at Roadway Express increased 3.1%, including an increase in LTL tons of 4.2%. In addition to tonnage increases, revenue growth at Roadway Express also resulted from improved revenue per ton which averaged 2.2% higher in 1992 than in 1991. At the company's other operations, 1992 revenue exceeded 1991 levels by 24.9%, with the largest increase being at RPS. Freight rate discounting precluded meaningful sustained freight rate increases at these operations in 1992; therefore, the growth in revenue resulted primarily from significant volume increases.

    Operating expenses in 1992 increased 12.5% over 1991 levels, due principally to increased business levels. In addition to the impact of increased volume levels, Roadway Express' operating expenses reflect wage and benefit increases of 3.5% effective April 1, 1992 under the industry labor contract. Fuel prices averaged 2.2% less in 1992 than in 1991. Higher purchased transportation in 1992 reflected increased business levels at RPS. Increases in insurance and claims expenses in 1992 over 1991 levels were primarily the result of the favorable loss experience at the majority of the company's operations in 1991. Depreciation expense increased only 10.1% over 1991 levels, while maintenance expenditures were higher, reflecting the increase in the average age of the revenue equipment at Roadway Express.

    The company's operating margin was 6.6% in 1992, up slightly from 6.5% in 1991. The operating margin declined by four tenths of a percentage point at Roadway Express, resulting in slightly lower operating income in 1992 as compared to 1991. At the other operating companies, the operating margin improved by six tenths of a percentage point, accounting for the entire increase in consolidated operating income for the year. This increase was attributable principally to the increased operating income at RPS.

    Income from investments increased despite lower interest rates, reflecting larger investments in marketable securities throughout 1992 as compared to 1991.

LIQUIDITY AND CAPITAL RESOURCES

    The company normally finances capital expenditures from internally generated funds. It is anticipated that cash and current investments in marketable securities, primarily U.S. government securities maturing over the next two years, funds generated from future operations, and, if required, financing sources readily available to the company will finance projected 1994 capital expenditures and provide adequate levels of working capital and funds for business expansion including funds required by RGA. Capital expenditures in 1994 are projected at $360 million. Additionally, the Board has authorized the purchase of up to $30 million of the company's common stock in 1994. The funds for that purchase would be available from the sources discussed above.

IMPACT OF INFLATION AND
CURRENT TRENDS

    Roadway Express implemented a general freight rate increase effective January 1, 1994. A similar rate increase implemented a year earlier did not provide meaningful revenue yield improvements due to intense price competition. RPS also announced a rate increase effective February 7, 1994, and the regional carriers have achieved recent success in obtaining rate increases on portions of their traffic. Price competition is anticipated to continue in 1994 in many of the markets served

PAPER FORMAT DOCUMENT PAGE 28
by the company's operations, and it is expected that industry margins will remain under pressure. Cost controls and productivity gains will therefore continue to be a primary management focus in order to maintain and improve margins at the various operating companies.

    The transportation and logistics marketplace continues to experience rapid change in response to demand for quality and time based management. The company's capabilities must also expand to meet emerging customer requirements, even at the expense of short term profits. Management expects that 1994 spending for expansion, in particular by increasing the global markets served, and for systems development, will continue to be substantial. Also, management is exploring implementation of common systems, as deemed appropriate to meet customer needs and eliminate duplications of operating costs, at the company's U.S. regional carrier group. The regional carrier group includes Viking
Freight in the west, Central in the southwest, Spartan Express in the south and midwest, and Coles Express in the northeast. In addition to pressures on margins from price competition and these additional planned expenses, uncertainties exist regarding future costs of necessary operating expenses such as fuel and related taxes, and employee wages and benefits, including medical costs. Roadway Express is involved in industry labor negotiations with the International Brotherhood of Teamsters to replace the current three-year industry labor contract that expires on March 31, 1994. First quarter 1994 operating results will be adversely impacted by severe weather and the earthquake in southern California. All of these factors, including anticipated continuing startup losses at RGA, affect the outlook for 1994.

    As discussed in Note G to the consolidated financial statements, the company has filed suit to recover approximately $5 million of employment taxes paid as a result of proposed changes in classification of certain contractors at RPS by the Internal Revenue Service (IRS) during its examination of the company's 1985 and 1986 federal employment tax returns. Subsequently, the IRS proposed an adjustment for additional employment taxes of approximately $27 million for the years 1987 through 1989. Management anticipates that an IRS proposal for the years 1990 through 1993 on the same basis as adjustments proposed for prior years could approximate an additional $87 million. The company continues to engage in discussions with the government in order to resolve the issue for all years. Should a resolution not be achieved on favorable terms, the company intends to pursue the litigation. Effective January 1, 1994, with the advice of its outside counsel, RPS effected certain revisions of its contractual arrangements with its pickup and delivery owner-operators in ways that should serve to fortify its treatment of them as independent contractors. Accordingly, the company believes that the long-established relationship between it and those contractors will continue as it has been for the foreseeable future.

    The impact of inflation on operating expenses has been moderate in recent years. Most of the company's operating expenses reflect current costs. Depreciation expense is reflected in the financial statements based on historical cost of the assets and, therefore, has less impact on the results of operations than if such expenses were based on current replacement costs. As assets are replaced, the cost of the new assets will generally be higher, resulting in increased depreciation charges. However, technological improvements may result in operating cost savings. The majority of the company's carrier operating property is revenue equipment having relatively short service lives of four to six years. Therefore, annual depreciation expense more closely reflects current costs than for companies in industries with substantial investments in property with longer useful lives.

PAPER FORMAT DOCUMENT PAGE 29

                          CONSOLIDATED BALANCE SHEET

ROADWAY SERVICES, INC. AND SUBSIDIARIES

                                                           ASSETS
                                                                                                          DECEMBER 31
                                                                                                      1993           1992
                                                                                                    ----------     ----------
                                                                                                      (dollars in thousands)

CURRENT ASSETS
  Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   27,628     $   41,036
  Marketable securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      83,943        274,898
  Accounts receivable, net of allowance for uncollectible accounts . . . . . . . . . . . . . . . .     401,777        304,645
  Prepaid expenses and supplies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      77,160         55,954
  Deferred income taxes -- Note D. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28,765         21,562
                                                                                                    ----------     ----------
      TOTAL CURRENT ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     619,273        698,095

CARRIER OPERATING PROPERTY -- at cost
  Land . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     172,694        130,605
  Structures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     595,973        476,102
  Revenue equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,106,000        971,621
  Other operating equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     565,522        466,123
                                                                                                    ----------     ----------
                                                                                                     2,440,189      2,044,451
  Less allowances for depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,313,974      1,148,791
                                                                                                    ----------     ----------
      TOTAL CARRIER OPERATING PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,126,215        895,660

COST IN EXCESS OF NET ASSETS OF
  BUSINESSES ACQUIRED -- net of amortization -- Note B . . . . . . . . . . . . . . . . . . . . . .     100,914         87,330
                                                                                                    ----------     ----------
                                                                                                    $1,846,402     $1,681,085
                                                                                                    ==========     ==========

PAPER FORMAT DOCUMENT PAGE 30

                                          LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                                                      DECEMBER 31
                                                                                                 1993              1992
                                                                                              ----------        ----------
                                                                                                (dollars in thousands)
CURRENT LIABILITIES
  Accounts Payable -- Note C  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  268,103        $  225,361
  Salaries and wages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    178,536           149,501
  Income taxes payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18,864            21,988
  Freight and casualty claims paybale within one year . . . . . . . . . . . . . . . . . . . .     99,340            81,395
  Dividend payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13,646            12,803
                                                                                              ----------        ----------
          TOTAL CURRENT LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    578,489           491,048

OTHER LIABILITIES
  Deferred income taxes -- Note D . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     57,620            66,462
  Future equipment repairs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23,148            21,321
  Casualty claims payable after one year  . . . . . . . . . . . . . . . . . . . . . . . . . .     86,546            80,894
  Retiree medical -- Note E . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     53,448                --
                                                                                              ----------        ----------
          TOTAL OTHER LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    220,762           168,677

SHAREHOLDERS' EQUITY -- Note F
  Serial preferred stock -- without par value:
    Authorized -- 40,000,000 shares
    Issued -- none
  Common stock -- without par value:
    Authorized -- 200,000,000 shares
    Issued -- 40,896,414 shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39,898            39,898
  Additional capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50,446            50,392
  Earnings reinvested in the business . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1,013,519           966,061
                                                                                              ----------        ----------
                                                                                               1,103,863         1,056,351
  Less cost of common stock in treasury
    (1993 -- 1,527,000 shares, 1992 -- 1,163,000 shares)  . . . . . . . . . . . . . . . . . .     56,712            34,991
                                                                                              ----------        ----------
          TOTAL SHAREHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1,047,151         1,021,360
                                                                                              ----------        ----------
                                                                                              $1,846,402        $1,681,085
                                                                                              ==========        ==========

See notes to consolidated financial statements.

PAPER FORMAT DOCUMENT PAGE 31

                                 STATEMENT OF CONSOLIDATED INCOME

ROADWAY SERVICES, INC. AND SUBSIDIARIES

                                                                      YEAR ENDED DECEMBER 31
                                                            1993                1992               1991
                                                       ------------        ------------        -----------
                                                          (dollars in thousands, except per share data)
REVENUE . . . . . . . . . . . . . . . . . . . . . .    $  4,155,940        $  3,577,601        $ 3,176,956
OPERATING EXPENSES
   Salaries, wages and benefits . . . . . . . . . .       2,242,628           1,908,425          1,734,782
   Operating supplies and expenses. . . . . . . . .         678,872             591,438            514,760
   Purchased transportation . . . . . . . . . . . .         623,358             500,001            419,590
   Operating taxes and licenses . . . . . . . . . .         115,942              96,266             88,459
   Insurance and claims . . . . . . . . . . . . . .          95,136              74,380             61,844
   Provision for depreciation . . . . . . . . . . .         197,232             170,287            154,669
   Net (gain) loss on sale of carrier
        operating property. . . . . . . . . . . . .          (1,638)                 23             (3,554)
                                                       ------------        ------------        -----------
            TOTAL OPERATING EXPENSES  . . . . . . .       3,951,530           3,340,820          2,970,550
                                                       ------------        ------------        -----------
            OPERATING INCOME. . . . . . . . . . . .         204,410             236,781            206,406
Other income -- net, including interest of
  $10,305 in 1993, $15,850 in 1992 and
  $10,626 in 1991 . . . . . . . . . . . . . . . . .           9,995              13,685              7,200
                                                       ------------        ------------        -----------
            INCOME BEFORE INCOME TAXES AND CUMULATIVE
             EFFECT OF ACCOUNTING CHANGES . . . . .         214,405             250,466            213,606
Provision for income taxes -- Note D. . . . . . . .          95,070             103,059             86,283
                                                       ------------        ------------        -----------
            INCOME BEFORE CUMULATIVE EFFECT OF
             ACCOUNTING CHANGES . . . . . . . . . .         119,335             147,407            127,323
Cumulative effect of accounting changes
  -- Notes D and E. . . . . . . . . . . . . . . . .         (18,131)                 --                 --
                                                       ------------        ------------        -----------

            NET INCOME. . . . . . . . . . . . . . .    $    101,204        $    147,407       $    127,323
                                                       ============        ============        ===========

EARNINGS PER SHARE
  Before cumulative effect of accounting changes. .    $       3.02        $       3.73       $       3.27
  Cumulative effect of accounting changes:
    Income taxes, liability method -- Note D  . . .             .15                  --                 --
    Retiree medical, net of tax benefit -- Note E .            (.61)                 --                 --
                                                       ------------        ------------        -----------
                                                               (.46)                 --                 --
                                                       ------------        ------------        -----------
           NET INCOME . . . . . . . . . . . . . . .    $       2.56        $       3.73       $       3.27
                                                       ============        ============        ===========

                       STATEMENT OF CONSOLIDATED EARNINGS REINVESTED IN THE BUSINESS
                                                                      YEAR ENDED DECEMBER 31
                                                            1993                1992               1991
                                                       ------------        ------------        -----------
                                                          (dollars in thousands, except per share data)
Balance at beginning of year  . . . . . . . . . . .    $   966,061         $   868,777         $   786,939
Add net income for the year . . . . . . . . . . . .        101,204             147,407             127,323
                                                       ------------        ------------        -----------
                                                         1,067,265           1,016,184             914,262
Less dividends declared . . . . . . . . . . . . . .         53,746              50,123              45,485
                                                       ------------        ------------        -----------
       BALANCE AT END OF YEAR . . . . . . . . . . .    $ 1,013,519         $   966,061         $   868,777
                                                       ============        ============        ===========
Dividends declared per share  . . . . . . . . . . .    $     1.375         $     1.275         $     1.175

See notes to consolidated financial statements.

PAPER FORMAT DOCUMENT PAGE 32

                              STATEMENT OF CONSOLIDATED CASH FLOWS

ROADWAY SERVICES, INC. AND SUBSIDIARIES
                                                                    YEAR ENDED DECEMBER 31
                                                              1993           1992           1991
                                                            ---------      ---------      ---------
                                                                   (dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income . . . . . . . . . . . . . . . . . . . . . .    $ 101,204      $ 147,407      $ 127,323
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Cumulative effect of accounting changes  . . . . .       18,131             --             --
      Depreciation and amortization  . . . . . . . . . .      200,080        172,695        157,077
      (Gain) loss on sale of carrier operating property.       (1,638)            23         (3,554)
      Issuance of treasury shares for stock plans  . . .        2,564         18,507         30,623
      Changes in assets and liabilities, net of effects
        from business acquisitions:
          Increase in accounts receivable  . . . . . . .      (76,823)       (39,999)       (18,537)
          Increase in other current assets . . . . . . .      (12,901)       (13,637)        (7,447)
          Increase in accounts payable and accrued items       60,499         34,269         39,413
          Decrease in current income taxes payable . . .       (3,901)          (782)        (5,856)
          Increase in other liabilities  . . . . . . . .       16,205         20,382            458
                                                            ---------      ---------      ---------
      Total adjustments  . . . . . . . . . . . . . . . .      202,216        191,458        192,177
                                                            ---------      ---------      ---------
          NET CASH PROVIDED BY OPERATING ACTIVITIES. . .      303,420        338,865        319,500

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of carrier operating property  . . . . . . .     (309,560)      (211,073)      (202,969)
  Sales of carrier operating property  . . . . . . . . .        9,376         10,062         10,210
  Purchases of marketable securities . . . . . . . . . .     (100,151)      (197,263)      (262,637)
  Sales of marketable securities . . . . . . . . . . . .      291,106        124,787        183,694
  Business acquisitions, net of cash acquired  . . . . .      (98,349)          (866)            --
                                                            ---------      ---------      ---------
          NET CASH USED IN INVESTING ACTIVITIES. . . . .     (207,578)      (274,353)      (271,702)

CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid . . . . . . . . . . . . . . . . . . . .      (52,903)       (48,984)       (44,375)
  Purchases of common stock for treasury . . . . . . . .      (24,231)            --             --
  Repayment of borrowings of acquired business . . . . .      (32,116)            --             --
  Proceeds from exercise of stock options  . . . . . . .           --            186             --
                                                            ---------      ---------      ---------
          NET CASH USED IN FINANCING ACTIVITIES              (109,250)       (48,798)       (44,375)
                                                            ---------      ---------      ---------
          NET INCREASE (DECREASE) IN CASH  . . . . . . .      (13,408)        15,714          3,423
          CASH AT BEGINNING OF YEAR  . . . . . . . . . .       41,036         25,322         21,899
                                                            ---------      ---------      ---------
          CASH AT END OF YEAR  . . . . . . . . . . . . .    $  27,628      $  41,036      $  25,322
                                                            =========      =========      =========

See notes to consolidated financial statements.

PAPER FORMAT DOCUMENT PAGE 33

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ROADWAY SERVICES, INC. AND SUBSIDIARIES
DECEMBER 31, 1993

NOTE A -- ACCOUNTING POLICIES

   Principles of Consolidation -- The consolidated financial statements include the accounts of the company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Operations are exclusively within the transportation industry.

   Cash and Marketable Securities -- For purposes of reporting cash flows, cash includes cash on hand and cash held by banks which is subject to immediate withdrawal. Marketable securities, principally U.S. government securities, are stated at cost which approximates market.

   Depreciation -- Depreciation of carrier operating property is computed by the straight line method based on useful lives of assets -- structures, 15 to 45 years; and equipment, 3 to 10 years.

   Cost in Excess of Net Assets of Businesses Acquired -- These costs ($115,360,000) are being amortized on the straight line method over a 40 year period from the respective acquisition dates of the acquired businesses.

   Casualty Claims Payable -- These accruals include claims for property damage and public liability, and workers' compensation. Expenses resulting from workers' compensation claims are included in salaries, wages and benefits in the accompanying statement of consolidated income.

   Future Equipment Repairs -- This accrual represents the estimated costs of anticipated major future repairs on intercity tractors.

   Revenue -- The company recognizes revenue as earned on the date of freight delivery to consignee.

   Net Income Per Share -- Net income per share is computed on the average number of shares of common stock outstanding during each year: 39,521,000 in 1993 and 1992, and 38,906,000 in 1991.

   Reclassifications -- Certain amounts for 1992 and 1991 have been reclassified to conform to 1993 classifications.

NOTE B -- ACQUISITIONS

   On April 6, 1993, the company acquired Central Freight Lines Inc., Texas' largest regional carrier, following a vote of approval by Central's shareholders. The company used internally generated funds to acquire the common stock of Central at a total cost of $102,142,000.

   On June 24, 1992, the company acquired Cole Enterprises, Inc., the parent company of Coles Express, Inc., a New England regional motor common carrier based in Bangor, Maine, for $4,617,000 in cash and 235,892 shares of the company's common stock valued at $15,127,000.

   The acquisitions of Central and Coles were accounted for as purchases and the cost in excess of next assets acquired was $16,432,000 and $3,441,000, respectively. The earnings of Central and Coles are included in the accompanying statement of consolidated income since their respective acquisition dates, and are not material in relation to consolidated operations.

NOTE C -- ACCOUNTS PAYABLE


  Items classified as accounts payable consist of the following:                       1993                 1992
                                                                                    ---------            ---------
                                                                                         (dollars in thousands)
Trade and other payables  . . . . . . . . . . . . . . . . . . . . . . . .           $ 191,073            $ 149,999
Drafts outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . . .              41,468               45,301
Taxes, other than income  . . . . . . . . . . . . . . . . . . . . . . . .              35,562               30,061
                                                                                    ---------            ---------

  Total accounts payable  . . . . . . . . . . . . . . . . . . . . . . . .           $ 268,103            $ 225,361
                                                                                    =========            =========


PAPER FORMAT DOCUMENT PAGE 34

22NOTE D -- INCOME TAXES

   Effective January 1, 1993, the company adopted the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." The cumulative effect of adopting SFAS 109 resulted in an increase in 1993 earnings of $5,736,000 or $.15 per share.

   Under SFAS 109, deferred taxes are recorded using tax rates scheduled to be in effect at the time the items giving rise to the deferred taxes reverse. Prior to 1993, deferred taxes were recorded using tax rates in effect in the year in which the timing differences arose and were not adjusted for subsequent tax rate changes.

   Significant components of the company's deferred tax liabilities and assets as of December 31, 1993 are as follows:

                                                                                                  1993
                                                                                              -----------
                                                                                              (dollars in
                                                                                               thousands)
                                                                                              -----------
Deferred tax liabilities:
 Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $ 121,321
 Pensions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             20,723
                                                                                               ---------
  Total deferred tax liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .            142,044

Deferred tax assets:
 Freight and casualty claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             63,116
 Retiree medical  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             20,891
 Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             29,182
                                                                                               ---------
  Total deferred tax assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            113,189
                                                                                               ---------
  Net deferred tax liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .          $  28,855
                                                                                               =========

The provision for income taxes consists of the following:

                                                            1993                1992              1991
                                                            ----                ----              ----
                                                                       (dollars in thousands)
Taxes currently payable:
 Federal  . . . . . . . . . . . . . . . . . . . . . .    $  80,268            $102,853          $ 78,418
 State  . . . . . . . . . . . . . . . . . . . . . . .       19,391              20,430            16,456
                                                         ---------            --------          --------

                                                            99,659             123,283            94,874
Deferred taxes (credits):
 Federal  . . . . . . . . . . . . . . . . . . . . . .       (3,923)            (17,214)           (7,208)
 State  . . . . . . . . . . . . . . . . . . . . . . .         (666)             (3,010)           (1,383)
                                                         ---------            --------          --------
                                                            (4,589)            (20,224)           (8,591)
                                                         ---------            --------          --------
  Provision for income taxes  . . . . . . . . . . . .    $  95,070            $103,059          $ 86,283
                                                         =========            ========          ========


Deferred income taxes (credits) include the following:

                                                           1993                 1992               1991
                                                        ----------          ----------         ---------
                                                                       (dollars in thousands)
Depreciation  . . . . . . . . . . . . . . . . . . . .   $    2,389          $  (7,296)         $   1,510
Freight and casualty claims . . . . . . . . . . . . .      (11,202)            (3,338)            (2,985)
Accrued vacations . . . . . . . . . . . . . . . . . .          --                  --             (5,451)
Other, net  . . . . . . . . . . . . . . . . . . . . .        4,224             (9,590)            (1,665)
                                                        ----------          ---------          ---------
                                                        $   (4,589)         $ (20,224)         $  (8,591)
                                                        ==========          =========          =========

PAPER FORMAT DOCUMENT PAGE 35

   The effective tax rate differs from the federal statutory rate as set forth in the following reconciliation:

                                                              1993                1992              1991
                                                              ----                ----              ----
Federal statutory tax rate  . . . . . . . . . . . . .         35.0%               34.0%             34.0%
State income taxes, net of federal tax benefit  . . .          5.7                 4.6               4.7
Other, net  . . . . . . . . . . . . . . . . . . . . .          3.6                 2.5               1.7
                                                              -----               -----             -----

   Effective tax rate   . . . . . . . . . . . . . . .         44.3%               41.1%             40.4%
                                                              =====               =====             =====

Income tax payments amounted to $101,217,000 in 1993, $99,362,000 in 1992 and $101,417,000 in 1991.


NOTE E -- RETIREMENT PLANS

   The company charged to operations $97,682,000 in 1993, $90,229,000 in 1992 and $82,985,000 in 1991 for contributions to multiemployer pension plans for Roadway Express, Inc. employees subject to labor contracts. The company also charged to operations $114,167,000 in 1993, $102,127,000 in 1992 and
$91,846,000 in 1991 for contributions to multiemployer plans that provide health and welfare benefits to employees and retirees of Roadway Express, Inc. who are or were subject to labor contracts. These amounts were determined in accordance with provisions of industry labor contracts.

   The company has defined benefit pension plans covering employees not subject to labor contracts. The benefits are based on, among other things, years of service and average compensation during employment with the company. The company's funding policy is to contribute amounts to the plans sufficient to meet the minimum funding requirements, plus such additional amounts the company may determine to be appropriate.

   The following table sets forth the company plans' funded status and amounts recognized in the balance sheet:

                                                                                               1993                   1992
                                                                                            ---------              ---------
                                                                                                 (dollars in thousands)
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested benefits of
   $264,908 in 1993 and $219,876 in 1992    . . . . . . . . . . . . . . . . . . .           $ 302,638              $ 251,062
                                                                                            =========              =========

 Projected benefit obligation for service rendered to date  . . . . . . . . . . .           $ 380,034              $ 317,142

Plan assets at fair value, primarily listed stocks and U.S. government securities             364,792                307,639
                                                                                            ---------              ---------

Projected benefit obligation in excess of plan assets . . . . . . . . . . . . . .             (15,242)                (9,503)

Unrecognized net gain from past experience different from
 that assumed and effects of changes in assumptions   . . . . . . . . . . . . . .             (25,812)               (49,624)

Prior service cost not yet recognized in net pension cost . . . . . . . . . . . .              81,216                 86,566

Unrecognized net asset from date of adoption of SFAS 87 . . . . . . . . . . . . .             (42,009)               (44,810)
                                                                                            ---------              ---------

Accrued pension cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $  (1,847)             $ (17,371)
                                                                                            =========              =========


   Net pension cost of company plans includes the following components:

                                                                                               1993           1992       1991
                                                                                             --------       --------   --------
                                                                                                    (dollars in thousands)
Service cost of benefits earned during the year . . . . . . . . . . . . . . . . .            $ 21,633       $ 13,474   $ 11,803
Interest cost on projected benefit obligation . . . . . . . . . . . . . . . . . .              22,915         15,769     12,537
Actual return on assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             (19,986)       (20,888)   (56,973)
Deferral of experience gain (loss) and amortization of net assets . . . . . . . .                 (65)        (2,532)    36,853
                                                                                             --------       --------   --------

Net pension cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $ 24,497       $  5,823   $  4,220
                                                                                             ========       ========   ========

PAPER FORMAT DOCUMENT PAGE 36

   The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.5% and 4% in 1993, and 6.75% and 4% in 1992. The expected long-term rate of return on assets was 7.75%. The projected benefit obligation increased in 1993 by approximately $21 million due to the lower assumed discount rate. Net pension cost increased in 1993 by approximately $8 million for amendments to increase benefits to participants effective January 1, 1993, and approximately $5 million due to the lower assumed discount rate.

   The company provides health care benefits to certain retirees who were not subject to labor contracts. During 1993, eligible new retirees began contributing to the cost of these benefits. Prior to 1993 the cost of these benefits was recognized when incurred. Effective January 1, 1993, the company adopted the provisions of SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under SFAS 106, the cost of these benefits is recognized during eligible employment. The company recorded the entire transition obligation of $38,496,000 ($23,867,000 after tax or $.61 per share) as a one time charge against 1993 earnings.

   The following table sets forth the amounts recognized in the balance sheet:


                                                                                            1993                1992
                                                                                         ----------          ---------
                                                                                             (dollars in thousands)
Accumulated postretirement benefit obligation:
 Retirees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $   (7,497)         $  (3,417)
 Fully eligible active plan participants  . . . . . . . . . . . . . . . . . . . .            (8,501)            (4,887)
 Other active plan participants . . . . . . . . . . . . . . . . . . . . . . . . .           (45,299)           (30,192)
                                                                                         ----------          --------
                                                                                            (61,297)           (38,496)
Unrecognized net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             7,849                --
Unrecognized transition obligation  . . . . . . . . . . . . . . . . . . . . . . .               --              38,496
                                                                                         ----------          ---------

Accrued postretirement benefit cost . . . . . . . . . . . . . . . . . . . . . . .        $  (53,448)         $     --
                                                                                         ==========          =========


   Net periodic postretirement benefit cost includes the following components:

                                                                                               1993            1992         1991
                                                                                             --------        -------       -------
                                                                                                     (dollars in thousands)
Service cost of benefits earned during the year . . . . . . . . . . . . . . . . .            $  4,000
Interest cost on accumulated postretirement benefit obligation  . . . . . . . . .               3,737
Net amortization and deferral . . . . . . . . . . . . . . . . . . . . . . . . . .                  75
                                                                                             --------

Net postretirement benefit cost . . . . . . . . . . . . . . . . . . . . . . . . .            $  7,812        $   852       $   759
                                                                                             ========        =======       =======


   At December 31, 1993, the assumed health care cost trend rate is 12.75% for 1994 and is assumed to decrease gradually to 6.25% by 2006 and remain at that level thereafter. At December 31, 1992, the assumed rate was 13.5% for 1993 and 12.75% for 1994, decreasing gradually to 6.5% by 2005. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 and 1992 by $9 million and $7 million, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1993 by $1 million.

   The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation was 6.5% and 6.75% at December 31, 1993 and 1992, respectively.

   The company contributed $28,207,000 in 1993, $27,665,000 in 1992 and
$20,533,000 in 1991 to various employee defined contribution plans which invest primarily in company stock. These plans generally cover employees not subject to labor contracts. Annual contributions are related to company profitability and employees' salaries and wages.

PAPER FORMAT DOCUMENT PAGE 37

NOTE F -- SHAREHOLDERS' EQUITY

   The Board of Directors is authorized to issue shares of serial preferred stock in one or more series and to fix the terms and conditions of the preferred shares, including: dividend rates and payment dates; liquidation prices; redemption rights and prices; sinking fund requirements; conversion rights; and restrictions on issuance. Voting rights would be on the same basis as outstanding common shares.

   The company issued from treasury 86,624 shares of its common stock in 1993, 301,221 shares in 1992 and 587,000 shares in 1991 in connection with employee stock plans. The company purchased 448,533 shares of its common stock in 1993.

   Under a plan for nonemployee directors, in 1990 the company awarded 1,111 shares of its common stock and options to purchase 4,444 shares at $36 per share, and in 1989 awarded 9,331 shares and options to purchase 37,324 shares at $30 per share. During 1993, 1992 and 1991, 2,091 shares, 2,313 shares, and 3,731 shares, respectively, were forfeited under plan provisions and certain of the options became exercisable. Under plan provisions, the remaining shares awarded in 1990 and 1989 may be forfeited in the future and related options may become exercisable. Nonemployee directors exercised options to purchase 6,200 shares at $30 per share during 1992. The number of shares that may be issued under this plan is limited to 60,000.

   The fair market value of treasury shares issued in connection with stock plans and the 1992 acquisition of Cole Enterprises, Inc. discussed in Note B exceeded cost by $54,000 in 1993, $19,121,000 in 1992 and $15,146,000 in 1991.
The excess has been recorded as additional capital.

NOTE G -- CONTINGENCIES

   During 1989, the Internal Revenue Service (IRS) completed an examination of the company's employment tax returns for the years 1985 and 1986 proposing changes in classification of certain drivers at Roadway Package System, Inc. and subjecting the company to payment of approximately $5 million of certain employment taxes for those years. The company paid the amounts claimed although it disagreed with the IRS position both as to liability for and amounts of taxes claimed. The company then filed suit in the United States Court of Claims to recover the amounts paid. In 1992, the IRS completed its examination of the company's 1987 through 1989 employment tax returns and proposed additional employment taxes of approximately $27 million. Were the IRS to propose adjustments for the years 1990 through 1993 on the same basis as adjustments proposed for prior years, its proposed adjustments could approximate an additional $87 million of employment taxes. Until the present suit is resolved, the company cannot reasonably determine whether it has any liability for years after 1986.

   Various other legal proceedings arising from the normal conduct of business are pending but, in the opinion of management, the ultimate disposition of these matters will have no material effect on the financial condition of the company.

PAPER FORMAT DOCUMENT PAGE 38

                REPORT OF ERNST & YOUNG, INDEPENDENT AUDITORS


To the Board of Directors
Roadway Services, Inc.

     We have audited the accompanying consolidated balance sheets of Roadway Services, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, earnings reinvested in the business and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roadway Services, Inc. and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

                                               /s/ Ernst & Young
                                                   ------------------------

Akron, Ohio
January 25, 1994

PAPER FORMAT DOCUMENT PAGE 39

                        HISTORICAL DATA

                                                           1993                1992               1991              1990
                                                       -----------         -----------         ----------        -----------
                                                                   (Amounts in thousands, except per share data)
Revenue. . . . . . . . . . . . . . . . . . . . . . .   $ 4,155,940         $ 3,577,601        $ 3,176,956        $ 2,971,235

Operating Expenses
 Salaries, wages and benefits. . . . . . . . . . . .     2,242,628           1,908,425          1,734,782          1,620,498
    Operating supplies and expenses. . . . . . . . .       678,872             591,438            514,760            485,998
    Purchased transportation . . . . . . . . . . . .       623,358             500,001            419,590            374,597
    Operating taxes and licenses . . . . . . . . . .       115,942              96,266             88,459             79,649
    Insurance and claims . . . . . . . . . . . . . .        95,136              74,380             61,844             72,841
    Provision for depreciation . . . . . . . . . . .       197,232             170,287            154,669            149,259
    Net (gain) loss on sale of carrier
      operating property . . . . . . . . . . . . . .        (1,638)                 23             (3,554)              (191)
                                                       -----------         -----------        -----------        -----------
Total Operating Expenses . . . . . . . . . . . . . .     3,951,530           3,340,820          2,970,550          2,782,651
                                                       -----------         -----------        -----------        -----------
Operating Income . . . . . . . . . . . . . . . . . .       204,410             236,781            206,406            188,584
Other income -- net  . . . . . . . . . . . . . . . .         9,995              13,685              7,200              5,954
                                                       -----------         -----------        -----------        -----------
Income before income taxes and cumulative
  effect of accounting changes . . . . . . . . . . .       214,405             250,466            213,606            194,538
Provision for income taxes   . . . . . . . . . . . .        95,070             103,059             86,283             75,458
                                                       -----------         -----------        -----------        -----------
Income before cumulative effect of
  accounting changes . . . . . . . . . . . . . . . .       119,335             147,407            127,323            119,080
Cumulative effect of accounting changes(1) . . . . .       (18,131)                 --                 --                 --
                                                       -----------         -----------        -----------        -----------
Net Income . . . . . . . . . . . . . . . . . . . . .   $   101,204         $   147,407        $   127,323        $   119,080
                                                       ===========         ===========        ===========        ===========
Earnings per share(2):
 Before cumulative effect of accounting changes  . .   $      3.02         $      3.73        $      3.27        $      3.05
 Cumulative effect of accounting changes . . . . . .          (.46)                 --                 --                 --
                                                       -----------         -----------        -----------        -----------
 Net Income  . . . . . . . . . . . . . . . . . . . .   $      2.56         $      3.73        $      3.27        $      3.05
                                                       ===========         ===========        ===========        ===========
Cash dividends declared per share(3)   . . . . . . .   $      1.37 1/2     $      1.27 1/2    $      1.17 1/2    $      1.10
Average number of shares of
  common stock outstanding (3) . . . . . . . . . . .        39,521              39,521             38,906             39,023
Total Shareholders' Equity   . . . . . . . . . . . .   $ 1,047,151         $ 1,021,360        $   890,256        $   777,795
Total Assets . . . . . . . . . . . . . . . . . . . .   $ 1,846,402         $ 1,681,085        $ 1,488,632        $ 1,341,046
____________________________________________________________________________________________________________________________

Tons of freight --  LTL  . . . . . . . . . . . . . .        11,014               9,219              8,388              7,967
                    TL . . . . . . . . . . . . . . .         3,772               2,796              2,740              2,532
                                                       -----------         -----------        -----------        -----------
                    Total  . . . . . . . . . . . . .        14,786              12,015             11,128             10,499

Intercity miles. . . . . . . . . . . . . . . . . . .     1,056,177             932,866            862,865            811,729
Ton miles. . . . . . . . . . . . . . . . . . . . . .    13,342,600          11,788,035         10,944,225         10,492,865
____________________________________________________________________________________________________________________________

Notes: (1) Changes in methods of accounting for income taxes and retiree medical benefits in 1993.

       (2) Earnings per share are computed on the average number of shares of common stock outstanding during each year.

       (3) Adjusted to reflect a 2 for 1 stock split effective May 30, 1984.

PAPER FORMAT DOCUMENT PAGE 40

                         HISTORICAL DATA

                                                         1989               1988               1987              1986
                                                       ---------          ----------         ----------         ----------
                                                                 (Amounts in thousands, except per share data)
Revenue. . . . . . . . . . . . . . . . . . . . . . .   $2,660,910         $2,184,531         $1,908,747         $1,717,491

Operating Expenses
 Salaries, wages and benefits. . . . . . . . . . . .    1,490,454          1,241,070          1,094,415            993,997
   Operating supplies and expenses . . . . . . . . .      436,831            348,146            333,414            283,788
   Purchased transportation. . . . . . . . . . . . .      313,163            257,217            205,407            144,239
   Operating taxes and licenses. . . . . . . . . . .       72,817             60,380             57,018             53,205
   Insurance and claims. . . . . . . . . . . . . . .       65,118             54,427             45,974             37,042
   Provision for depreciation. . . . . . . . . . . .      138,170            122,827            115,158            100,421
   Net (gain) loss on sale of carrier
     operating property. . . . . . . . . . . . . . .          (75)            (1,238)              (755)              (987)
                                                       ----------         ----------         ----------         ----------
Total Operating Expenses . . . . . . . . . . . . . .    2,516,478          2,082,829          1,850,631          1,611,705
                                                       ----------         ----------         ----------         ----------
Operating Income . . . . . . . . . . . . . . . . . .      144,432            101,702             58,116            105,786
Other income -- net. . . . . . . . . . . . . . . . .        5,745             18,997             20,221             24,332
                                                       ----------         ----------         ----------         ----------
Income before income taxes and cumulative
  effect of accounting changes . . . . . . . . . . .      150,177            120,699             78,337            130,118
Provision for income taxes . . . . . . . . . . . . .       54,656             40,460             27,829             53,652
                                                       ----------         ----------         ----------         ----------
Income before cumulative effect of
  accounting changes . . . . . . . . . . . . . . . .       95,521             80,239             50,508             76,466
Cumulative effect of accounting changes(1) . . . . .           --                 --                 --                 --
                                                       ----------         ----------         ----------         ----------
Net Income . . . . . . . . . . . . . . . . . . . . .   $   95,521         $   80,239         $   50,508         $   76,466
                                                       ==========         ==========         ==========         ==========
Earnings per share(2):
 Before cumulative effect of accounting changes. . .   $     2.44         $     2.00         $     1.26         $     1.91
 Cumulative effect of accounting changes . . . . . .           --                 --                 --                 --
                                                       ----------         ----------         ----------         ----------
 Net Income. . . . . . . . . . . . . . . . . . . . .   $     2.44         $     2.00         $     1.26         $     1.91
                                                       ==========         ==========         ==========         ==========
Cash dividends declared per share(3) . . . . . . . .   $     1.10         $     1.10         $     1.10         $     1.10
Average number of shares of
  common stock outstanding (3) . . . . . . . . . . .       39,154             40,120             40,217             40,114
Total Shareholders' Equity . . . . . . . . . . . . .   $  718,292         $  670,389         $  661,661         $  654,235
Total Assets . . . . . . . . . . . . . . . . . . . .   $1,273,120         $1,182,235         $1,105,473         $1,070,659
____________________________________________________________________________________________________________________________

Tons of freight --  LTL. . . . . . . . . . . . . . .        7,447              6,210              5,799              4,932
                    TL . . . . . . . . . . . . . . .        2,688              2,412              2,180              2,212
                                                       ----------         ----------         ----------         ----------
                    Total. . . . . . . . . . . . . .       10,135              8,622              7,979              7,144

Intercity miles. . . . . . . . . . . . . . . . . . .      777,799            675,079            641,157            544,755
Ton miles. . . . . . . . . . . . . . . . . . . . . .   10,200,525          8,931,450          8,556,682          7,556,624
____________________________________________________________________________________________________________________________

Notes: (1) Changes in methods of accounting for income taxes and retiree medical benefits in 1993.

       (2) Earnings per share are computed on the average number of shares of common stock outstanding during each year.

       (3) Adjusted to reflect a 2 for 1 stock split effective May 30, 1984.

PAPER FORMAT DOCUMENT PAGE 41

































                         HISTORICAL DATA

                                                        1985                1984             1983
                                                       ----------         ----------         ----------
                                                         (Amounts in thousands, except per share data)
Revenue. . . . . . . . . . . . . . . . . . . . . . .   $1,579,825         $1,461,510         $1,252,980

Operating Expenses
 Salaries, wages and benefits. . . . . . . . . . . .      930,837            891,899            792,997
   Operating supplies and expenses . . . . . . . . .      275,983            253,018            213,606
   Purchased transportation. . . . . . . . . . . . .      109,944             58,424             27,015
   Operating taxes and licenses. . . . . . . . . . .       50,861             45,051             32,964
   Insurance and claims. . . . . . . . . . . . . . .       34,885             28,765             24,712
   Provision for depreciation. . . . . . . . . . . .       81,280             51,992             35,962
   Net (gain) loss on sale of carrier
     operating property. . . . . . . . . . . . . . .       (2,336)              (379)              (500)
                                                       ----------         ----------         ----------
Total Operating Expenses . . . . . . . . . . . . . .    1,481,454          1,328,770          1,126,756
                                                       ----------         ----------         ----------
Operating Income . . . . . . . . . . . . . . . . . .       98,371            132,740            126,224
Other income -- net. . . . . . . . . . . . . . . . .       33,508             45,388             51,446
                                                       ----------         ----------         ----------
Income before income taxes and cumulative
  effect of accounting changes . . . . . . . . . . .      131,879            178,128            177,670
Provision for income taxes . . . . . . . . . . . . .       55,968             78,113             78,465
                                                       ----------         ----------         ----------
Income before cumulative effect of
  accounting changes . . . . . . . . . . . . . . . .       75,911            100,015             99,205
Cumulative effect of accounting changes(1) . . . . .           --                 --                 --
                                                       ----------         ----------         ----------
Net Income . . . . . . . . . . . . . . . . . . . . .   $   75,911         $  100,015         $   99,205
                                                       ==========         ==========         ==========
Earnings per share(2):
 Before cumulative effect of accounting changes. . .   $     1.90         $     2.49         $     2.47
 Cumulative effect of accounting changes . . . . . .           --                 --                 --
                                                       ----------         ----------         ----------
 Net Income. . . . . . . . . . . . . . . . . . . . .   $     1.90         $     2.49         $     2.47
                                                       ==========         ==========         ==========
Cash dividends declared per share(3) . . . . . . . .   $     1.02 1/2     $     1.00         $      .85
Average number of shares of
  common stock outstanding (3) . . . . . . . . . . .       39,931             40,105             40,185
Total Shareholders' Equity . . . . . . . . . . . . .   $  613,836         $  577,950         $  528,815
Total Assets . . . . . . . . . . . . . . . . . . . .   $  999,861         $  912,965         $  812,373
_______________________________________________________________________________________________________

Tons of freight --  LTL. . . . . . . . . . . . . . .        4,444              4,143              3,423
                    TL . . . . . . . . . . . . . . .        2,572              2,528              1,614
                                                       ----------         ----------         ----------
                    Total. . . . . . . . . . . . . .        7,016              6,671              5,037

Intercity miles. . . . . . . . . . . . . . . . . . .      529,153            498,362            396,495
Ton miles. . . . . . . . . . . . . . . . . . . . . .    7,254,521          6,922,814          5,621,280
_______________________________________________________________________________________________________

Notes: (1) Changes in methods of accounting for income taxes and retiree medical benefits in 1993.

       (2) Earnings per share are computed on the average number of shares of common stock outstanding during each year.

       (3) Adjusted to reflect a 2 for 1 stock split effective May 30, 1984.

PAPER FORMAT DOCUMENT PAGE 41

                                      SUMMARY OF QUARTERLY RESULTS OF OPERATIONS
                                              Operating                     Net      Earnings Per    Net Income     Average Shares
   Quarter Ended                 Revenue       Income      Income (a)     Income       Share (a)     Per Share       Outstanding
   -------------                 -------     ---------     ----------     ------    -----------     ----------     --------------
                                                          (dollars in thousands, except per share data)
     1993

March 27                    $    856,052    $  30,990    $   20,261   $    2,130      $  0.51       $   0.05         39,741,000
June 19                          939,263       42,002        27,323       27,323         0.69           0.69         39,697,000
September 11                     983,872       53,752        29,039       29,039         0.74           0.74         39,322,000
December 31                    1,376,753       77,666        42,712       42,712         1.08           1.08         39,369,000


     1992

March 28                    $    802,666    $  48,764    $   30,723   $   30,723      $  0.78       $   0.78         39,263,000
June 20                          803,501       50,447        32,363       32,363         0.82           0.82         39,397,000
September 12                     836,701       51,880        32,836       32,836         0.83           0.83         39,683,000
December 31                    1,134,733       85,690        51,485       51,485         1.30           1.30         39,697,000

(a) Before cumulative effect of accounting changes.

The company uses a 13 four-week period calendar with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.

                        COMMON STOCK AND DIVIDENDS

     Roadway Services, Inc. common stock is traded in the over-the-counter NASDAQ National Market (symbol: ROAD). Roadway Services is included in the Dow Jones Transportation Average, a major barometer for the U.S. transportation industry. Roadway is the only over-the-counter stock to be included in a Dow Jones average.

     Cash dividends declared per share totaled $1.37 1/2 in 1993 and $1.27 1/2 in 1992. The number of holders of record of the company's common stock at December 31, 1993 was approximately 7,200. The high and low prices at which Roadway Services common stock traded for each quarter in 1993 and 1992, as reported by the National Association of Securities Dealers, Inc., are shown below.

                                                   Price Range
                                     -----------------------------------------         Dividends Declared
                                            1993                   1992                     Per Share
                                     -------------------     ------------------       ----------------------
         Quarter Ended               High         Low        High         Low           1993          1992
         -------------               -------     -------     -------     -------      --------     ----------
March 31 . . . . . . . . . . . . .   $72 1/2     $59 3/4     $77 1/4     $59 3/4      $ .32 1/2     $ .30
June 30  . . . . . . . . . . . . .    65 1/2      51 3/4      77 3/4      61 1/4        .35           .32 1/2
September 30 . . . . . . . . . . .    63 1/4      55 3/4      67 1/2      55 1/4        .35           .32 1/2
December 31  . . . . . . . . . . .    69          57 1/2      76 1/4      58 1/4        .35           .32 1/2
                                                                                      ---------     ---------
                                                                                      $1.37 1/2     $1.27 1/2
                                                                                      =========     =========

     The company offers a dividend reinvestment plan through its stock transfer agent, Society National Bank. The plan provides an opportunity for registered shareholders of the company to automatically purchase additional shares of Roadway Services common stock with dividends. Further information regarding the plan is on page 44 of this report.

    An information booklet which provides answers to questions regarding the ownership and transfer of stock is also available to shareholders of the company. Copies may be obtained by contacting the company at the address or telephone number listed on page 44 of this report.

PAPER FORMAT DOCUMENT PAGE 42

                DIRECTORS AND OFFICERS
ROADWAY SERVICES, INC.

BOARD OF DIRECTORS

GEORGE B. BEITZEL, Retired Senior Vice President and Director, International Business Machines Corp.,
  Armonk, New York
R. A. CHENOWETH, Principal of Buckingham, Doolittle
  & Burroughs, a Legal Professional Association,
  Akron, Ohio
JOSEPH M. CLAPP, Chairman and Chief Executive Officer
  of the company
NORMAN C. HARBERT, Chairman and CEO, The Hawk
  Group, Cleveland, Ohio
CHARLES R. LONGSWORTH, Chairman, The Colonial
  Williamsburg Foundation, Williamsburg, Virginia
ROBERT E. MERCER, Retired Chairman and CEO,
  The Goodyear Tire & Rubber Company, Akron, Ohio
G. JAMES ROUSH, Private Investor, Seattle, Washington
DANIEL J. SULLIVAN, President and Chief Operating
  Officer of the company
WILLIAM SWORD, Chairman of the Board, Wm. Sword
  & Co. Incorporated, Princeton, New Jersey
SARAH ROUSH WERNER, Private Investor,
  Marysville, Washington


OFFICERS

DONALD C. BROWN, Assistant Controller
JOHN P. CHANDLER, Vice President-Administration and Treasurer JOSEPH M. CLAPP, Chairman and Chief Executive Officer
JOHN M. GLENN, Vice President and General Counsel
ROY E. GRIGGS, Vice President and Controller
WILLIAM F. KLUG, Vice President-Properties and
  Materials Management
JONATHAN T. PAVLOFF, Vice President-Corporate
  Planning
A. C. SNELSON, Vice President-Corporate Support Services DANIEL J. SULLIVAN, President and Chief Operating Officer
D. A. WILSON, Senior Vice President-Finance and Planning, Secretary and Chief Financial Officer


OPERATING COMPANY OFFICERS

ROADWAY EXPRESS, INC.

JOHN D. BRONNECK, Vice President-Northeastern Division
FRANK W. CAHILL, Vice President-Central Division
HELENE CSVANY, Vice President-Information Systems
J. DAWSON CUNNINGHAM, Vice President-Finance and Administration, Secretary and Treasurer
BRIAN M. CURRAN, Vice President-Southern Division
LAWRENCE L. DEMASTUS, Vice President-Maintenance
DOUGLAS G. DUNCAN, Vice President-Sales
LOUIS J. ESPOSITO, Vice President-Midwestern Division
RONALD J. GORDON, Vice President-Western Division
JOE D. LAWRENCE, Vice President-Quality
MICHAEL J. MURPHY, Vice President-Corporate Sales
ROBERT W. OBEE, Vice President-Operations Planning
  and Engineering
K. OLSEN, Vice President-Marketing
ANTHONY R. POAT, Vice President-Pricing
J. A. SALERNO, Vice President-Administration
J. D. STALEY, Vice President-Operations
MICHAEL W. WICKHAM, President

ROADWAY PACKAGE SYSTEM, INC.

GORDON N. BLOOM, Vice President-Management
  Information Systems
PAUL S. CALLAHAN, Vice President-Central Division
MARY K. COULTER, Vice President-Customer Service
ERIC W. DAMON, Vice President-Finance and Administration
EDWARD S. DiSALVO, Vice President-Sales
DAVID L. GERSCHULTZ, Vice President-Southern Division
IVAN T. HOFMANN, President
LEE E. HOLLY, Vice President-Human Resources
BRAM B. JOHNSON, Vice President-Marketing
RONALD E. JOSEPH, Vice President-Transportation,
  Safety and Maintenance
JOSEPH P. LOUGHRAN, Vice President-Operations
  Planning and Engineering
TERRENCE F. SRSEN, President, Roadway Package
  System, Ltd.
J. ALLAN TEPPER, Vice President-Western Division
THOMAS R. WARREN, Vice President-Field Operations
ROBERT T. YOUNG, Vice President-Eastern Division

ROADWAY GLOBAL AIR, INC.
DONALD G. BERGER, President

REGIONAL CARRIER GROUP
RANDOLPH C. BANGHAM, President

VIKING FREIGHT SYSTEM, INC.
RONALD G. PELZEL, President

CENTRAL FREIGHT LINES INC.
C. TOM CLOWE, JR., President

SPARTAN EXPRESS, INC.
THOMAS L. DOBB, President-Spartan South
LAWRENCE K. LeGRAND, President-Spartan Central

COLES EXPRESS, INC.
ROBERT T. DRAKE, President

ROBERTS EXPRESS, INC.
R. BRUCE SIMPSON, President

ROADWAY LOGISTICS SYSTEMS, INC.
ROBERT D. LAKE, President

SUMMIT INFORMATION SYSTEMS, INC.
GERALD A. LONG, President

PAPER FORMAT DOCUMENT PAGE 43

                        CORPORATE INFORMATION

ROADWAY SERVICES, INC. is a holding company engaged through its operating companies in the transportation and logistics businesses. Its operating companies are:

ROADWAY EXPRESS, INC., the company's largest operating company, primarily handles long haul, less-than-truckload (LTL) general freight, serving all 50 states, Canada, Guam, Mexico, Latin America, the Eastern Caribbean, Europe, the Middle East and the Pacific Rim through 573 terminals.

1077 Gorge Boulevard, P.O. Box 471
Akron, Ohio  44309
(216) 384-1717

ROADWAY PACKAGE SYSTEM, INC. serves shippers in the small package market. RPS presently serves 47 states through 259 terminals. ROADWAY PACKAGE SYSTEM, LTD. (Toronto, Ontario) provides service throughout Canada with 12 terminals.

P.O. Box 108
Pittsburgh, Pennsylvania 15230
(412) 269-1000

ROADWAY GLOBAL AIR, INC. provides heavy weight air cargo service to customers worldwide through 51 air logistics centers in North America, Europe, Asia and Australia, including a hub facility in Terre Haute, Indiana.

9200 Keystone Crossing, Suite 500
Indianapolis, Indiana  46240
(317) 580-7070

VIKING FREIGHT, INC. is the parent of regional carriers VIKING FREIGHT SYSTEM, INC., SPARTAN EXPRESS, INC., COLES EXPRESS, INC., and CENTRAL FREIGHT LINES INC. Viking provides LTL service in nine western states through 45 terminals, and service to Alaska, Hawaii and Mexico. Spartan provides LTL service in 18 central and southern states through 64 terminals. Coles provides LTL service to 10 northeastern states through 15 terminals. Central provides LTL service to six southwestern states and Mexico through 75 terminals.

(Viking): 411 East Plumeria Drive
San Jose, California 95134
(408) 922-7200

(Spartan South): P.O. Box 1089
Greer, South Carolina 29652
(803) 879-4211

(Spartan Central): 125 Dillmont Drive
Worthington, Ohio  43235
(614) 841-1220

(Coles): 444 Perry Road
Bangor, Maine  04401
(207) 942-7311

(Central): 5601 W. Waco Drive
Waco, Texas  76702
(817) 772-2120

ROBERTS TRANSPORTATION SERVICES, INC., through its subsidiaries, provides expedited delivery for critical and time-sensitive shipments.

2088 South Arlington Street, P.O. Box 7162
Akron, Ohio  44306
(216) 773-3381

ROADWAY LOGISTICS SYSTEMS, INC. provides contract logistics services.

131 North Canton Road
Akron, Ohio  44305
(216) 784-1600

CORPORATE HEADQUARTERS
- ----------------------
1077 Gorge Boulevard
P.O. Box 88
Akron, Ohio  44309
Telephone: (216) 384-8184

ANNUAL MEETING
- --------------
The annual meeting of shareholders of Roadway Services, Inc. will be held on Wednesday, May 11, 1994 at 9:00 a.m. Eastern Daylight Time at the Sheraton Hotel, 1989 Front St., Cuyahoga Falls, Ohio. Formal notice and proxy statement, with proxy, will be mailed on or about April 11, 1994, to each shareholder of record on March 25, 1994. Shareholders are requested to execute and return proxies.

TRANSFER AGENT AND REGISTRAR
- ----------------------------
Society National Bank
Corporate Trust Division
P.O. Box 6477
Cleveland, Ohio  44101-1477

DIVIDEND REINVESTMENT PLAN
- --------------------------
Registered shareholders of Roadway Services, Inc. are eligible to participate in a dividend reinvestment plan through Society National Bank, the company's stock transfer agent. For information regarding the plan, contact the company's transfer agent.

PAPER FORMAT DOCUMENT PAGE 44

                   APPENDIX TO ANNUAL REPORT TO SHAREHOLDERS

                                                                                     Paper Format
Graphs                                                                               Document Page
- ------                                                                               -------------
              Bar Graph No. 1                                                              1
                 Depicts a comparison of Roadway Express to
                 Other Companies Totally

                             Revenue (in billions)

                       Roadway Express                   Total
                 1989      $1.84                         $2.66
                 1990      $1.98                         $2.97
                 1991      $2.06                         $3.18
                 1992      $2.19                         $3.58
                 1993      $2.32                         $4.16


              Bar Graph No. 2                                                              1

                          Net Income (in millions)(a)

                 1989                   $ 95.5
                 1990                   $119.1
                 1991                   $127.3
                 1992                   $147.4
                 1993                   $119.3

              (a) Excludes $18.1 million charge for the cumulative
                  effect of accounting changes in 1993.

                                                                                     Paper Format
Photo No.                      Description                                           Document Page
- ---------                      -----------                                           -------------
    1         Small photo of sky                                                           1
    2         Individual looking at computer equipment                                     4
    3         Roadway truck                                                                4
    4         Roadway doubles truck                                                        5
    5         Individuals looking at computer screens                                      6
    6         Roadway doubles truck                                                        6
    7         Sortation equipment                                                          7
    8         Sortation equipment                                                          8
    9         RPS Air truck and RGA airplane                                               8
   10         RPS van                                                                      9
   11         RPS van                                                                     10
   12         Individual looking at computer equipment                                    10
   13         Sortation equipment                                                         11
   14         Air cargo container                                                         12
   15         RGA airplane                                                                12
   16         RGA airplane                                                                13
   17         Individual with handheld micro computer                                     14
   18         Viking doubles truck                                                        14
   19         Viking doubles truck                                                        15
   20         Central mechanic                                                            16

                                                                                     Paper Format
Photo No.                      Description                                           Document Page
- ---------                      -----------                                           -------------
   21         Central truck                                                               16
   22         Central truck                                                               17
   23         Individual looking at computer equipment                                    18
   24         Line of Spartan trucks                                                      18
   25         Spartan truck                                                               19
   26         Individual fueling Coles truck                                              20
   27         Coles doubles truck                                                         20
   28         Coles doubles truck                                                         21
   29         Computer equipment                                                          22
   30         Individuals at work stations                                                22
   31         Roberts truck                                                               23
   32         ROLS truck                                                                  24
   33         Inside of a warehouse                                                       24
   34         Automotive parts in a warehouse                                             25
   35         Small photo of the sky                                                      26